Exhibit 10.8

***Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4), and 230.406

LICENSE AGREEMENT

THIS LICENSE AGREEMENT, effective as of this 7 day of September 2004, between DANIEL C. JAVITT and GLYTECH, INC., residing at 89 Bardonia Road, Nanuet, New York 10954, and having offices at 89 Bardonia Road, Nanuet, New York 10954, respectively, (each individually and collectively, the “LICENSOR”) and PRESTWICK PHARMACEUTICALS, INC., a Delaware corporation having offices at 1825 K Street, N.W., Suite 1475, Washington, D.C. 20006 (“LICENSEE”).

RECITALS

WHEREAS, LICENSOR owns all right, title and interest in certain Subject Technology (as hereinafter defined) for the treatment of schizophrenia or other diseases or medical conditions;

WHEREAS, LICENSOR desires to license all of LICENSOR’s right, title and interest in the Subject Technology, and LICENSEE desires to secure such license in order to develop, commercialize, sell and license throughout the world products that embody or employ the Subject Technology;

NOW THEREFORE, in consideration of the premises and the receipt of good and valuable consideration the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.
DEFINITIONS

1.1 “Accounting Period” shall mean each calendar quarterly period during the Payment Term.

1.2 “Affiliate” with respect to each party shall mean any corporation or other legal entity controlling, controlled by, or under common control with such party. The term “control” means possession, direct or indirect, of the powers to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

1.3 “Effective Date” shall mean the date first written above.

1.4 “Exclusivity Termination Date” shall mean with respect to each Subject Product and each country in the Territory the date after which the manufacture, use, sale, import or offer for sale of such Subject Product in such country would not infringe any Valid Claim in that country of any Subject Patent.

1.5 “FDA” shall mean the United States Food and Drug Administration and any successor thereto.

1.6 “Final Termination Date” shall mean the last to occur of any Exclusivity Termination Date.

1.7 “First Commercial Sale” shall mean with respect to any country in the Territory the first sale in such country of any Subject Product by a Seller, but not including transfers or dispositions of Subject Product for charitable, promotional, pre-clinical, clinical, regulatory filing or approval purposes for which LICENSEE receives no payment.

1.8 “Net Sales” shall mean the aggregate receipts for the sale of a Subject Product in all countries in the Territory during any applicable period determined from the Gross Sales Price of the Subject Products (as defined in clause (b) of this definition) received by any Seller for the sale of any Subject Product to a third party that is not an Affiliate or Sub-Licensee of LICENSEE (each a “Customer”), less the following amounts:

(i) trade, quantity and cash discounts and sales returns and allowances, including (A) those granted on account of price adjustments, billing errors, rejected goods, damaged goods, returns and rebates, (B) administrative and other fees and reimbursements and similar payments to wholesalers and other distributors, buying groups, pharmacy benefit management organizations, health care insurance carriers and other institutions, (C) allowances, rebates and fees paid to distributors and (D) chargeback arrangements where in each case such amounts are agreed to in the reasonable judgment of Sellers taking into consideration, among other things, the usual and customary practices of the pharmaceutical distribution market and the stage of the life cycle of the Subject Product ;

(ii) amounts for transportation, insurance, handling, storage or shipping charges;

(iii) taxes, duties and other governmental charges levied on or measured by the sale of Subject Products, whether absorbed by a Seller or paid by the purchaser so long as Seller’s price is reduced thereby, but not franchise or income taxes of any kind whatsoever;

(iv) rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation of the parties’ rights hereunder, Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program; and

(v) any other similar and customary deductions that are consistent with United States generally accepted accounting principles, or in the case of non-United States sales, other applicable accounting standards.

     (b) For any bona fide sale to a bona fide Customer by a Seller, the “Gross Sales Price” shall be the gross invoice price of the Subject Product.

     (c) For purposes of determining Net Sales, a sale shall not include transfers or dispositions for charitable, promotional purposes, or for pre-clinical, clinical, or regulatory testing.

     (d) If a Seller sells any Subject Product in a bona fide sale as a component of a combination of active ingredients, the Gross Sales Price of the Subject Product shall be determined by multiplying the Gross Sales Price of the combination by the fraction A over A + B, in which “A” is the Gross Sales Price of the Subject Product portion of the combination when sold separately during the Accounting Period in the Territory in which the sale of such combination product was made, and “B” is the Gross Sales Price of the other active ingredients of the combination sold separately during said Accounting Period in said Territory. In the event that no separate sale of either such Subject Product or active ingredients of the combination is made during said Accounting Period in said Territory, the Gross Sales Price of the Subject Product shall be determined by multiplying the Gross Sales Price of such combination by the fraction C over C + D, in which “C” is the standard fully-absorbed cost of the Subject Product portion of such combination, and “D” is the sum of the standard fully-absorbed costs of the other active ingredients component(s), such costs being arrived at using the standard accounting procedures of such Seller which will be in accordance with generally accepted accounting practices.

     (e) Transfer of a Subject Product within a Seller or between or among LICENSEE and its Affiliates and Sub-Licensees for sale by the transferee shall not be considered a sale, commercial use or disposition for the purpose of the foregoing subsections; in the case of such transfer the Gross Sales Price shall be the Gross Sales Price of the Subject Product when sold to a third party by the transferee.

1.9 “Payment Term” shall mean with respect to each country in the Territory and Subject Product, the period beginning upon the First Commercial Sale of such Subject Product and ending on the later to occur of (a) the Exclusivity Termination Date in respect of such country in the Territory and Subject Product and (b) the tenth anniversary of the First Commercial Sale in such country in the Territory; provided that, for sales during any period covered by sub-section 1.9 (b) but not 1.9 (a) (i.e., there is no Valid Claim in such country at such time) the percentage royalty rate due in any applicable country shall [...***...] from the [...***...].

1.10 “Phase III Clinical Trial” shall mean the program of pivotal clinical trials of a pharmaceutical product as defined in and complying with FDA rules and regulations and commonly referred to as a “Phase III” and conducted by and/or under the control of LICENSEE. For the avoidance of doubt, the parties acknowledge that the Phase III Clinical Trial will commence following the successful completion of a demonstration of efficacy in an adequately powered, placebo-controlled clinical trial acceptable for inclusion in an NDA.

1.11 “Seller” shall mean with respect to any sale of a Subject Product the party responsible for such sale, where such party may be, as applicable, LICENSEE, an Affiliate of LICENSEE or a Sub-Licensee.

1.12 “Subject Compounds” shall mean medically active compounds advantageous for treating any disease or medical condition in humans or animals and either covered at any time

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during the term hereof by any Valid Claim of any Subject Patent or included in Subject Know-how or Subject Technology or as to which LICENSEE has rights pursuant to Section 2.6, including those compounds described in Schedule 1.12.

1.13 “Subject Know-how” shall include all research data, designs, formulas, clinical and other scientific and medical data and information relating to any of the Subject Compounds and/or the Subject Products which has been developed by, or is in the control of, LICENSOR at any time prior to the Effective Date including that described in Schedule 1.13.

1.14 “Subject Patents” shall mean any and all rights arising out of or resulting from (i) any and all U.S. and non-U.S. patents and patent applications owned by or controlled by or licensed to LICENSOR as of the Effective Date (including, without limitation, those listed on Schedule 1.14), claiming or disclosing inventions related to [...***...] D-serine, [...***...] and other compounds which [...***...] for the treatment, alleviation, or prevention of various neuropsychiatric disorders, and including any substituted or modified versions of the foregoing compounds, such as amides, salts, esters, alkylated forms, prodrugs, or precursors thereof, (ii) the patents issued from any and all such applications, and (iii) divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals, substitutions, supplementary protection certificates, extensions, confirmations, registrations, revalidations and the like, of any and all such patent applications and patents; but subject to Section 2.2.

1.15 “Subject Products” shall mean any and all products comprising or containing a Subject Compound. For purposes of this Agreement all products comprising or containing a particular Subject Compound, regardless of strength, dosage form, or delivery system, shall be considered one Subject Product.

1.16 “Subject Technology” shall mean so much of the, technology, materials, information, data and the like relating to the Subject Compounds, the Subject Know-how, the Subject Patents, and the Subject Products as is proprietary to the LICENSOR, existing as of the Effective Date and disclosed in Schedule 1.16 or thereafter by LICENSOR, whether or not the same is eligible for protection under the patent laws of the United States or elsewhere, and whether or not any such technology, materials, information, data and the like related thereto, would be enforceable as a trade secret or the copying of which would be enjoined or restrained by a court as constituting unfair competition.

1.17 “Sub-Licensee” shall mean any third party licensed by LICENSEE or by an Affiliate thereof to develop or have developed, make or have made, use or have used, sell or have sold, import or have imported any Subject Product. For the avoidance of doubt, a wholesaler, distributor, or similar entity which purchases any Subject Product from LICENSEE or any of its Affiliates, shall not be deemed to be a Sub-Licensee.

1.18 “Territory” shall mean the entire world.

1.19 “Valid Claim” shall mean any pending or issued claim of any patent application or patent that has not been finally rejected or declared invalid or unenforceable by a patent office or court of competent jurisdiction in any unappealed and unappealable decision. Notwithstanding other provisions of this Agreement, if a claim of a pending patent application within the Subject

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Patents has not issued as a claim of an issued patent within the Subject Patents in any country in the Territory, within [...***...] after the initiation of the examination from which such claim takes priority, such pending claim shall not be a Valid Claim in such country in the Territory for purposes of this Agreement.

ARTICLE 2.
GRANT OF LICENSE

2.1 Grant. LICENSOR hereby grants LICENSEE a sole and exclusive royalty-bearing Territory-wide license under the Subject Patents, Subject Know-how, and Subject Technology to use the Subject Know-how and Subject Technology and to develop, make, have made, use, sell, offer for sale, import and export any and all inventions claimed in the Subject Patents, and particularly including, without limitation, such license to make, have made, use, sell, offer for sale, import and export Subject Compounds and Subject Products. LICENSOR also grants LICENSEE a perpetual, fully paid-up Territory-wide nonexclusive license under the claims of any and all U.S. and non-U.S. patents and patent applications, know-how, and technology owned by or controlled by or licensed to LICENSOR at any time, to fully practice without restriction and in particular without requiring any further license or authority from LICENSOR, any invention claimed in the Subject Patents. Such grants include an unrestricted right to grant sub-licenses.

2.2 Exclusion. The grant under Section 2.1 specifically excludes the rights previously granted by LICENSOR to named parties and to specific patents as per Schedule 2.2, but only to the extent and as specifically described in such Schedule 2.2.

2.3 Milestones. The consideration to be paid by LICENSEE to LICENSOR for the license grant shall consist of the royalties provided in Section 2.4 and the following milestone payments each of which shall be due within thirty (30) days of the date or event indicated:

(a)	$150,000 upon the execution of this Agreement;

(b)	$[...***...] upon [...***...] to an [...***...] by such [...***...] as are [...***...] by [...***...], of [...***...] in the [...***...] or [...***...] used by [...***...] in the [...***...] (as defined below), the [...***...] for such [...***...] to be [...***...] with [...***...] of the [...***...];

(c)	Provided that the milestone described in Subsection (b) above has been achieved, $[...***...] upon completion of [...***...] and [...***...] and [...***...] of [...***...] of the [...***...] referred to in sub-section (b) above, provided that, the [...***...] from such [...***...] and [...***...] that the [...***...] the [...***...] and [...***...] by the [...***...] under [...***...];

(d)	$[...***...] upon [...***...] of the [...***...] described in Schedule 2.3(d), in compliance with the [...***...] and [...***...] contained in Schedule 2.3(d);

(e)	$[...***...] upon [...***...] by LICENSOR and LICENSEE of the [...***...] on the [...***...];

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(f)	$[...***...] upon the agreement by the parties hereto of the [...***...] to be [...***...] at [...***...] and [...***...] (provided that if the [...***...], the parties will [...***...] to [...***...], and [...***...] to [...***...]) (the [...***...]), such [...***...] not to be [...***...] or [...***...] by [...***...];

(g)	$[...***...] upon the [...***...] by LICENSOR and LICENSEE of the [...***...] on the [...***...];

(h)	$[...***...] upon the first to occur of

(i)	[...***...] of a [...***...] (as defined below);

(ii)	[...***...] for the [...***...]; or

(iii)	the [...***...] of the [...***...] of [...***...];

(i)	$[...***...] upon the first to occur of

(i)	[...***...] of a [...***...];

(ii)	[...***...] for the [...***...]; or

(iii)	the [...***...] of the [...***...] of [...***...];

(j)	$[...***...] upon [...***...] of the [...***...] for the [...***...]; and

(k)	$[...***...] upon [...***...] of the [...***...] for the [...***...]

For purposes of the foregoing a [...***...] includes a [...***...] or [...***...] [...***...] of the Subject Product for the [...***...]. For the avoidance of doubt, the term [...***...] shall include a [...***...] included in the [...***...] pursuant to this Agreement. For purposes of the foregoing, [...***...] of the [...***...] means the [...***...] of the [...***...] for the [...***...].

For the avoidance of doubt, the occurrence of an event described in any sub-section of this Section 2.3 shall result in only one milestone payment being due and owing from LICENSEE with respect to any event of such description. Similarly, for the avoidance of doubt, it is understood and agreed that milestone payments under this Section 2.3 shall only be paid with respect to the first Subject Product to attain such milestone and not any subsequent Subject Product; however, royalties under Section 2.4 will be due with respect to Net Sales of all such Subject Products.

LICENSEE and LICENSOR agree not to unreasonably delay the audits contemplated in Section 2.3 (b) and (c).

2.4 Royalties. In respect of sales in the Territory during an Accounting Period of any Subject Product made by LICENSEE or any of its Affiliates and in respect of sales of any Subject Product in the Territory in which sales are made by a Sub-Licensee, LICENSEE shall pay LICENSOR:

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     (a) [...***...]% of Net Sales of the Subject Product for the Accounting Period the sale of which would otherwise infringe a Valid Claim of a Subject Patent; provided that

(i) commencing with the calendar quarter after aggregate Net Sales of all such Subject Products equals $[...***...], such [...***...]% royalty shall automatically be amended to be and read [...***...]%; and

(ii) provided further that the aggregate of payments under Sections 2.3 and 2.4 for all Subject Products shall in no event exceed $[...***...] over the term of this Agreement, except that if aggregate Net Sales of all such Subject Products exceeds $[...***...] at any time during the term of this Agreement, such maximum figure of $[...***...] shall automatically be amended to be and read $[...***...].

Royalties are due and payable with respect to Net Sales during the Payment Term for each country of the Territory.

2.5 Credits for Payments to Third Parties. In the event that LICENSEE is required to pay royalties to any third parties (other than [...***...]) with respect to the sales of a Subject Product by LICENSEE that occur during an Accounting Period, LICENSEE will have the right to offset such royalties against any payments owed to LICENSOR in respect of such sales pursuant to Section 2.4, provided that no such offset shall result in a reduction of the amounts owed to LICENSOR pursuant to Section 2.4 to an amount that is less than [...***...] ([...***...]%) of the amount that would otherwise be due to LICENSOR. For the avoidance of doubt the applicable maximum aggregate payment under Section 2.4 shall not be reduced by operation of the immediately preceding sentence.

LICENSEE warrants that as of the Effective Date, LICENSEE has no knowledge of any requirement to pay a royalty to a third party as contemplated in this Section 2.5.

2.6 Additional Rights of LICENSEE.

     (a) In the event that at any time and from time to time during the term of this Agreement, Glytech develops or owns or acquires with the right to license [...***...], or [...***...], LICENSOR will promptly notify LICENSEE of same and thereafter upon LICENSEE’S written request for a license given to LICENSOR within [...***...] of such notification, LICENSOR by written amendment to this Agreement will grant LICENSEE a [...***...] license to make, have made, use, sell, offer for sale, import and export any such [...***...].

In the event that at any time and from time to time during the term of this Agreement, Glytech develops or owns or acquires with the right to license any [...***...], or for [...***...], Glytech will promptly notify LICENSEE of same and thereafter LICENSEE can negotiate for an exclusive license with respect to the same under all of the terms of this Agreement except the applicable royalties and milestones for same. The negotiations shall be conducted in accordance with part (b) of this Section 2.6 in which “Improvement” means the invention developed or owned by Glytech under this paragraph.

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In the event that at any time and from time to time during the term of this Agreement, Daniel C. Javitt invents (A) a [...***...] of a [...***...] and/or a [...***...], or an [...***...] in the [...***...] of a [...***...] and/or a [...***...], or (B) a [...***...] for a [...***...] and/or a [...***...], or a [...***...] and/or its [...***...] for the [...***...] of any [...***...], and any such invention (A) and/or (B) is not developed by or owned by assignment by Glytech or is not owned by a Javitt employer or is not owned by a third party, Javitt will promptly provide notice to LICENSEE of same. Thereafter, upon LICENSEE’S written request within [...***...] of such notice for a license for same, LICENSOR will, for an (A) invention grant LICENSEE by written amendment to this Agreement a [...***...] license to make, have made, use, sell, offer for sale, import and export said (A) invention, and for a (B) invention provide LICENSEE the opportunity to negotiate for an exclusive license for the same on all the terms of this Agreement except the applicable royalties and milestones for same with the negotiation to be conducted in accordance with part (b) of this Section 2.6 in which “Improvement” means such (B) invention.

For Inventions and Improvements made by LICENSOR and contemplated by Section 2.6, LICENSOR will make all reasonable efforts to retain or secure ownership rights in order that the rights granted to LICENSEE shall apply to such inventions and Improvements.

For purposes of the above [...***...] means any [...***...] not [...***...] in the [...***...].

     (b) At the time of the notice to LICENSEE under (a) immediately above, LICENSOR shall provide LICENSEE with all material scientific, medical, technical, patent, commercial (including LICENSOR’s suggested royalty and milestone payment provisions) and other data and information (including details as to research and development costs) concerning the Improvement or other invention in LICENSOR’S possession. Within [...***...] of receipt of such notice, data, and information, LICENSEE will notify LICENSOR whether LICENSEE wishes to obtain an exclusive license to the Improvement. If no notice is received by LICENSOR within such period, LICENSEE shall be deemed to have elected not to pursue such a license and LICENSOR can elect to proceed to license the Improvement to an unrelated third party in a good faith business transaction in the ordinary course. If LICENSEE does elect to secure an exclusive license, the parties shall negotiate in good faith for a period of [...***...] as to the royalty and milestone payments. If within such period the parties agree upon the relevant royalty and milestone payments the parties shall promptly execute an amendment to this Agreement including the Improvement in the license grants and reflecting the applicable agreed upon royalty and milestone payments. If the parties are unable to agree upon such payments within such period, either party may refer the determination to arbitration pursuant to Section 9.7, provided that the arbitrators may only [...***...]. Within thirty (30) days of receipt of the arbitrator’s decision, the parties shall execute an amendment to this Agreement including the Improvement in the license grants and reflecting the applicable royalty and milestone payments. If pursuant to the process outlined above no agreement on a license amendment is secured, LICENSOR only may sell or commercialize the Improvement pursuant to a license to an unrelated third party in a good faith business transaction in the ordinary course; provided that LICENSOR does not offer such third party more favorable terms than those last offered to LICENSEE under the terms of this Section, unless LICENSOR first offers LICENSEE such terms pursuant to the process outlined in this Section. For the avoidance of doubt, such third party shall not have, or be deemed to have, a license under the Subject Technology.

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ARTICLE 3.
DEVELOPMENT AND COMMERCIALIZATION OBLIGATIONS

3.1 LICENSEE’s Obligations. LICENSEE covenants that it will use commercially reasonable efforts to develop, commercialize, sell and license one or more Subject Products, such efforts to be equal to those that a pharmaceutical company would expend for a product of similar economic potential as the applicable Subject Product, given prices of competitive products; the patent or other exclusivity position of the Subject Product; expected profit margin as compared to industry standards; whether a country in the Territory respects patent rights; whether a country in the Territory has mandatory price controls or limits on profits, expenses or sales of pharmaceutical products; and similar relevant factors. The parties agree that if a Subject Product is commercialized in any country of the Territory by LICENSEE, LICENSEE shall have the right to determine in which other countries in the Territory to develop and/or commercialize such Subject Product.

3.2 Progress Reports. At intervals no longer than every twelve (12) months, LICENSEE shall report in writing to LICENSOR on progress made toward achieving the development and commercialization of Subject Products. LICENSEE will reasonably consult with, and keep LICENSOR apprised of the progress of, all material submissions to or from the FDA with respect to obtaining marketing approval of any Subject Products.

3.3 Disclosures and Cooperation by LICENSOR. Within one (1) month after the Effective Date, LICENSOR shall disclose to LICENSEE the Subject Know-How. Until the Final Termination LICENSOR shall provide to LICENSEE such assistance, consultation and cooperation as shall be reasonably requested by LICENSEE relating to the development and commercialization of Subject Products, including, without limitation, reasonable assistance with, at LICENSEE’s reasonable out-of-pocket cost, the filing, prosecution, maintenance, defense and enforcement of any Subject Patents and the enforcement of any trade secrets relating to the Subject Technology.

3.4 Sublicense if Subject Products Not Developed. The parties acknowledge that reasonable differences of opinion may hereafter arise as to the commercial viability of the development of one or more Subject Products. At any time following the First Commercial Sale of any Subject Product pursuant to this Agreement, LICENSOR may by written notice to LICENSEE, request that LICENSEE pursue commercial development or license of any other specific Subject Product arising under a Subject Patent, specifying the Subject Product and providing to LICENSEE its expected clinical indication, manufacturing specifications, all material safety, efficacy and other scientific data regarding such Subject Product known to LICENSOR, and a reasonable budget for such development and commercialization. LICENSEE shall, within [...***...] following written notification and provision of such information, commence such development (which may be evidenced by efforts to secure funding for such development) and/or commercialization of the applicable Subject Product, whether directly or through license, or notify LICENSOR that LICENSEE does not intend to commence such development or commercialization. If LICENSEE fails to, or elects not to, commence such development and commercialization of the applicable Subject Product within the [...***...] period following notice by LICENSOR, and provided further that in the judgment of the LICENSEE development and commercialization of the Subject Product would not present any

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material risk of competition with any Subject Product being developed or commercialized pursuant to this Agreement, LICENSEE shall grant on a quit-claim basis all necessary assignable licenses to LICENSOR with respect to the applicable Subject Product sufficient for LICENSOR or its assigns to market and sell the Subject Product in the Territory subject only to a royalty obligation to LICENSEE for Net Sales of the applicable Subject Product during the remainder of the Payment Term calculated in accordance with Section 2.4 (all necessary changes to such section being made to substitute LICENSOR for LICENSEE, and vice versa, as required), and to LICENSOR’s obligation to diligently and continuously develop and commercialize the Subject Product substantially as described and in the timetable contained in LICENSOR’s notice to LICENSEE. Notwithstanding the foregoing, the parties agree that LICENSOR shall not be allowed to give more than one notice, and that as to one Subject Product only, to LICENSEE pursuant to this Section in any calendar year during the term of this Agreement.

3.5 Acknowledgement and Warranty. LICENSEE acknowledges that LICENSOR has been and (subject to this Agreement) will continue to pursue research in the area of new treatments for schizophrenia and other neuropsychiatric disorders and methods for [...***...]. Except as otherwise provided in this Agreement, LICENSEE shall have no rights in such research or consulting services occurring after the Effective Date. LICENSOR represents and warrants that it (a) has not engaged in, nor will it engage in any such research or consulting services or enter into any agreements with third parties which breaches the terms of this Agreement (for example, Section 8.2); (b) does not own or control any patent application, patent or other intellectual property rights that would be infringed by the manufacture, sale, promotion, import or marketing of a Subject Product by LICENSEE; and (c) has the legal right and power to extend the license rights granted in this Agreement to LICENSEE.

3.6 Right to Use Study Data and to Reference IND. To the extent owned or otherwise transferable by LICENSOR, LICENSOR hereby grants to LICENSEE upon payment of the milestones due under [...***...] the irrevocable right to use any and all information resulting from the Clinical Study (including final case report forms) and upon payment of the milestones due under [...***...] the Tox Study in LICENSEE’s development, registration and commercialization activities with respect to any and all Subject Compounds and Subject Products. No royalty or other compensation shall be due from LICENSEE with respect to this grant under Section 3.6.

As between the parties, LICENSOR shall be solely responsible for conducting the Clinical Study and Tox Study in compliance with the terms of Sections 2.3 and 3.6 and Schedule 2.3 (d), and shall use contracts with service providers for such studies which contain provisions granting LICENSOR ownership of study results consistent with pharmaceutical industry standards; provided that with respect to the Clinical Study, the parties understand that LICENSOR shall not own but shall have a right to use the study results and shall provide a summary report of the Clinical Study to LICENSEE, which report LICENSEE shall have the right to include in its regulatory filings.

3.7 Assistance in Licensing. LICENSOR agrees to use all reasonable efforts to assist LICENSEE in negotiating and securing an exclusive world wide license on reasonable commercial terms with respect to the inventions which are the subject of United States Patent Application [...***...] and foreign counterparts thereof, and all divisionals, continuations,

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continuations-in-part, reissues, reexaminations, renewals, substitutions, supplementary protection certificates, extensions, confirmations, registrations, revalidations and the like thereof. [...***...] shall [...***...] of [...***...] in [...***...] with [...***...], as [...***...].

ARTICLE 4.
PAYMENTS AND REPORTS

4.1 Payments. The amounts due under Sections 2.4 in respect of each Accounting Period shall be paid within the ninety (90) days next following the expiration of each Accounting Period, every such payment to be supported by the accounting prescribed in Section 4.2.

4.2 Accounting Reports. With each semiannual payment, LICENSEE shall deliver to LICENSOR a full and accurate accounting to include at least the following information:

     (a) In respect of each Subject Product sold by each Seller in the Territory, the aggregate quantities, Gross Sales Price billed and Net Sales price received by each Seller;

     (b) the names and addresses of all Sub-Licensees of LICENSEE; and

     (c) total payments payable to LICENSOR pursuant to Sections 2.4.

4.3 Overdue Payments. The payments due under this Agreement shall, if overdue, bear interest until payment at a per annum rate equal to the prime rate of interest in effect on the date payment was due as published in The Wall Street Journal, [...***...] or if less the highest rate permitted by applicable law.

4.4 Currency. All royalty payments and milestone payments under this Agreement shall be in United States Dollars. Whenever conversion from any foreign currency shall be required, such conversion shall be at the rate of exchange thereafter published in The Wall Street Journal for the business day closest to the end of the applicable Accounting Period.

4.5 Books of Accounts. LICENSEE shall keep, and shall cause each of its Affiliates and Sub-Licensees, if any, to keep full and accurate books of accounts containing all particulars that may be necessary for the purpose of calculating all payments payable to LICENSOR pursuant to Section 2.4. Such books of account shall be kept at their respective principal places of business and, together with all necessary supporting data, shall be open for inspection at reasonable times during normal business hours by an independent public accounting firm designated by LICENSOR as to whom LICENSEE has no reasonable objection. Such inspection shall be at LICENSOR’s expense and be done solely for the purpose of verifying accounting reports provided under Section 4.2 or compliance with the other financial terms of this Agreement. In the event that any audit performed under this Section 4.5 reveals an underpayment in excess of ten percent (10%) of the total amount determined by the auditor to be due to LICENSOR, LICENSEE shall bear the out-of-pocket cost of such audit and shall remit any amounts due to LICENSOR plus interest within ninety (90) days of receiving notice thereof (including the applicable report and documentation) from the accounting firm.

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ARTICLE 5.
INTELLECTUAL PROPERTY MATTERS

5.1 Filing, Prosecution And Maintenance Of Subject Patents. From and after the Effective Date, LICENSEE, [...***...] shall be responsible for and pursue with commercially reasonable diligence the preparation, filing, prosecution, and maintenance of the Subject Patents; provided that, LICENSOR agrees to provide, [...***...] all reasonable assistance requested from LICENSEE from time to time to file, prosecute and maintain claims under such patents as to which LICENSOR has expertise or information. LICENSEE will reasonably consult with, and keep LICENSOR apprised of the material progress of, all submissions of patents to the U.S. Patent and Trademark Office with respect to the Subject Technology. If LICENSEE decides not to prosecute or maintain a particular patent application, notice thereof shall be given to LICENSOR at least sixty (60) days prior to the applicable filing deadline, and LICENSOR shall then have the right to elect to pursue such matter in its own name [...***...] and for its own benefit, but subject to the terms of this Agreement, including without limitation the licenses granted to LICENSEE herein, and provided further that LICENSEE shall [...***...] LICENSOR for the [...***...]

5.2 Modifications or Improvements. The parties acknowledge that LICENSEE, its Affiliates or Sub-Licensees may make modifications or improvements to the Subject Know-how and Subject Patents in the course of research, development and commercialization of the Subject Products. No such modification or improvement shall relieve or reduce LICENSEE’s, its Affiliates and Sub-Licensee’s obligations to LICENSOR pursuant to the terms of this Agreement, nor shall LICENSOR be granted any license or other right with respect to any such modification or improvement unless subsequently otherwise agreed to by LICENSEE in writing

5.3 Enforcement of Subject Patents. From and after the Effective Date, LICENSEE shall have the right, the exercise of which shall be in the sole and absolute discretion of LICENSEE [...***...], to take any and all actions it deems necessary or appropriate to enforce any claim of a Subject Patent against any infringement thereof by a third party, and LICENSEE shall keep LICENSOR advised as to the status of any such actions taken by LICENSEE.

5.4 Infringement Actions by Third Parties. In the event that the manufacture, use, sale, import or offer for sale of a Subject Product infringes or is alleged to infringe the intellectual property rights of any third party, LICENSEE[...***...] will have the right to control any proceedings related thereto.

5.5 Cooperation; Further Assurances. In connection with any actions taken by LICENSEE in accordance with Sections 5.1, 5.3 and 5.4 and proceedings related thereto and to give effect to the the license granted hereunder by LICENSOR to LICENSEE, LICENSOR shall, promptly following the reasonable request of LICENSEE, at LICENSEE’s reasonable cost, fully cooperate with and supply all assistance in connection therewith, permit the use of LICENSOR’s name in connection therewith, execute and deliver such assignments, instruments, documents and other papers as may be necessary or advisable for such purposes, and provide such assistance and cooperation to LICENSEE as may be necessary or advisable for such purposes. Except as otherwise provided in Schedule 2.2, LICENSOR has not taken and shall not take any action that

*Confidential Treatment Requested

would encumber the right, title and interest conveyed to LICENSEE hereunder or otherwise conflict with such right, title and interest.

5.6 Patent Term Extension. In the event a Subject Patent becomes eligible for patent term extension as a result of health authority approval of a Subject Compound for commercial sale in any country in the Territory, LICENSEE will [...***...] at its expense, but subject to receipt of reasonable cooperation from LICENSOR, request such extension where it is commercially reasonable to do so.

ARTICLE 6.
INDEMNIFICATION; REPRESENTATIONS AND WARRANTIES

6.1 Indemnification.

     (a) LICENSEE shall indemnify, defend and hold harmless LICENSOR and LICENSOR’s successors, heirs and assigns (each an “Indemnitee” under this Section 6.1(a)), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon such Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any Subject Product made, used or sold pursuant to any right granted under this Agreement other than Losses arising out of claims of infringement of intellectual property rights held by third parties by the practice of the Subject Technology.

     (b) LICENSOR shall indemnify, defend and hold harmless LICENSEE and its directors, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (each an “Indemnitee” under this Section 6.1(b)), against any Losses incurred by or imposed upon such Indemnitees or any one of them in connection with or arising under claims, suits, actions, demands or judgments that the manufacture, sale, distribution, promotion, importation or exportation of any Subject Product pursuant to this Agreement infringes the intellectual property of any third party.

     (c) No Indemnitee under clause (a) or clause (b) of this Section 6.1 shall be entitled to any indemnification under such clause for any Loss to the extent that such Loss is attributable to the negligent activities, reckless misconduct or intentional misconduct of such Indemnitee.

     (d) Any Indemnitee under clause (a) or clause (b) of this Section 6.1 shall give the party from whom indemnification under such clause is sought (the “Indemnitor”) prompt written notice of any Losses or discovery of fact upon which such Indemnitee intends to base a request for indemnification under such clause, provided, however, that an Indemnitor’s obligations to such Indemnitee under this Section 6.1 shall not be rendered inapplicable as a result of the failure by such Indemnitee to notify such Indemnitor as required under this Section 6.1(d), unless such failure materially prejudices such Indemnitor’s ability to take action with respect to any such Loss.

     (e) Each Indemnitor under this Section 6.1 agrees, at its own expense, to provide attorneys reasonably acceptable to an Indemnitee under this Section 6.1 to defend against any

*Confidential Treatment Requested

actions brought or filed against such Indemnitee with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought. Each Indemnitee under this Section 6.1 shall be entitled to participate in, but not control, the defense of such action and to employ counsel of its own choice for such purpose; provided, however, that such employment shall be at such Indemnitee’s own expense.

     (f) Each Indemnitor shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of any Loss, on such terms as such Indemnitor, in its sole discretion, shall deem appropriate.

     (g) No party’s obligation to indemnify the other party, or any Indemnitees, shall include lost profits or consequential or incidental damages of any kind.

6.2 Representations and Warranties and Covenants of LICENSEE.

     (a) LICENSEE covenants with LICENSOR that LICENSEE will diligently pursue testing, FDA approval and patent protection of the Subject Technology if Subject Patents are reasonably determined by LICENSEE to be obtainable and LICENSEE determines that the Subject Product is commercially viable within the norms of the proprietary pharmaceutical industry prevailing at that time.

     (b) LICENSEE covenants with LICENSOR that LICENSEE will use all reasonable efforts to comply in all material respects with all applicable laws, statutes, rules, regulations and ordinances in connection with the performance of LICENSEE’s obligations under this Agreement.

6.3 Representations and Warranties of LICENSOR. LICENSOR represents and warrants to LICENSEE that:

     (a) There is no material fact or circumstance known to LICENSOR and not known generally in the scientific community that could adversely affect the acceptance, or the subsequent approval, by any regulatory authority of any filing, application or request (including pricing and reimbursement approval) with respect to the development or commercialization of any Subject Product or the granting, issuance or maintenance of any Subject Patent.

     (b) To the best of LICENSOR’s knowledge, LICENSOR is the sole and exclusive owner of all right, title and interest in and to the Subject Technology and such rights are not subject to any encumbrance, lien or claim of ownership by any third party except as otherwise expressly provided in this Agreement.

     (c) Except for the license granted hereunder and the license described in Schedule 2.2, LICENSOR has not, directly or indirectly, expressly or by implication, by action or omission or otherwise (i) licensed, assigned, transferred, or conveyed any right, title or interest in or to the Subject Technology, (ii) granted any license or other right, title or interest in or to the Subject Technology, or (iii) agreed to or is otherwise bound by any covenant not to sue for any infringement, misuse or otherwise with respect to the Subject Technology.

     (d) There is no actual or threatened infringement by a third party of the Subject Technology known to LICENSOR.

     (e) As of the date of this Agreement, LICENSOR has not made any inventions with respect to the specific amino acids and other compounds referred to in Section 1.14 or compounds which [...***...], in either case, for the treatment, alleviation, or prevention of neuropsychiatric disorders (the “Field”), except as licensed pursuant to this Agreement or identified as exceptions on Schedule 2.2.

     (f) The Subject Technology is owned by LICENSOR free and clear of any interest of any employer or former employer of Daniel C. Javitt.

     (g) The Subject Technology, together with the excluded patents as per Schedule 2.2, constitute all of the LICENSOR’s proprietary intellectual property in the Field as of the date of this Agreement.

6.4 Disclaimer. OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, NEITHER THE LICENSEE NOR THE LICENSOR MAKES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY SUBJECT TECHNOLOGY OR WITH RESPECT TO CAPABILITY FOR THE DEVELOPMENT OR MARKETING OF ANY SUBJECT PRODUCT, AND EACH PARTY HEREBY DISCLAIMS THE SAME.

6.5 Assignments. Without limiting the provisions of Sections 6.3 or 6.4, LICENSOR and LICENSEE acknowledge the existence of assignments to [...***...] from [...***...] and [...***...], copies of which have been provided to LICENSEE by LICENSOR.

ARTICLE 7.
CONFIDENTIAL INFORMATION

7.1 Definitions. Each party receiving information (the “Receiving Party”) disclosed to it by the other party (the “Disclosing Party”) acknowledges that by reason of its relationship to the Disclosing Party hereunder each will have, or has had, access to certain information and materials, including the terms of this Agreement, and information concerning the Disclosing Party’s business, plans, technology, products and/or services that are confidential and of substantial value to the Disclosing Party (“Confidential Information”). The term “Confidential Information” shall include, without limitation, the existence of this Agreement and the terms and conditions hereof.

7.2 Obligation to Protect Confidential Information. Each Receiving Party agrees that it shall (i) take every reasonable precaution to protect the confidentiality of Disclosing Party’s Confidential Information from unauthorized access or use and (ii) not use the Disclosing Party’s Confidential Information in any way for the Receiving Party’s own account or the account of any third party except for the purposes of performing its obligations under this Agreement.

*Confidential Treatment Requested

7.3 Exclusions. Confidential Information does not include any information that the Receiving Party can demonstrate by written records: (a) was known to the Receiving Party prior to its disclosure by the Disclosing Party; (b) was independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information; (c) was or becomes publicly known through no wrongful act of the Receiving Party; (d) was rightfully received from a third party whom the Receiving Party had reasonable grounds to believe was authorized to make such disclosure without restriction; and (d) has been approved for public release by the Disclosing Party’s prior written authorization. Further, if the Receiving Party is requested or required to disclose Confidential Information pursuant to a subpoena, court order or other similar process (“Court Order”), it is agreed that the Receiving Party shall provide the Disclosing Party with notice of such request(s) so that the Disclosing Party may seek an appropriate protective order. In the event that the Disclosing Party is not successful in obtaining a protective order and the Receiving Party is compelled to disclose the Confidential Information under pain of liability for contempt of court or other censure or penalty, the Receiving Party may disclose such information solely in accordance with and for the limited purpose of compliance with the Court Order without liability hereunder.

7.4 Permitted Disclosures Regarding this Agreement. Either party may disclose, on a confidential basis (except as to the public offering), the existence and terms of this Agreement in connection with a potential acquisition of substantially the entire business or assets of such party or a private or public offering of such party’s securities or as advisable or necessary to comply with applicable law. Furthermore, either party may disclose, on a confidential and need-to-know basis, the existence and terms of this Agreement to its counsel, accountants, directors and other similar advisors (the “Representatives”). LICENSEE may disclose, acknowledge or state the existence of this Agreement and the licenses granted herein as required or deemed by LICENSEE to be advisable in connection with the development, regulatory approval process, or commercialization of any Subject Compound or Subject Product; provided that, LICENSEE will not use Dr. Javitt’s name in any advertising or promotional materials for Subject Products without his prior written consent, which shall not be unreasonably withheld or delayed. Any disclosure of the existence or the terms of this Agreement not provided for above, shall require the prior written consent of the parties.

7.5 Use of Names. Except as provided above, neither party shall use the name of the other party or of any staff member, officer, employee or student of the other party or any adaptation thereof in any advertising, promotional or sales literature or publicity without the prior written approval of the party or individual whose name is to be used.

ARTICLE 8.
TERM AND TERMINATION

8.1 Term. This Agreement shall commence on the Effective Date and unless otherwise terminated in accordance with the provisions below, shall remain in effect for each country of the Territory until the expiration of the last to expire of the Subject Patents in that country or for a period of ten (10) years from the date of First Commercial Sale of the first Subject Product in that country, whichever period is longer; provided that, upon the end of such term, the license granted to LICENSEE hereunder shall be fully paid and irrevocable in each such country.

8.2 Default.

(a)	The following shall constitute a breach of this Agreement by the applicable party (the “Defaulting Party”):

(i)	the Defaulting Party’s failure to pay when due any amounts due to the other party pursuant to the terms of this Agreement if the failure continues for [...***...] after notice has been given to the Defaulting Party;

     (ii) the failure of the Defaulting Party to comply with any material term or covenant of this Agreement (including the failure of LICENSEE to give notice under the last sentence of Section 5.1), if the failure continues for [...***...] after notice has been given to the Defaulting Party (provided, however, if any such failure by the party in default cannot be corrected within such [...***...] period [...***...], and if such party has commenced substantial corrective actions within such [...***...] period and is diligently pursuing such corrective actions, such [...***...] period will be extended for such additional time as is reasonably necessary to allow completion of actions to correct the Defaulting Party’s failure);

     (iii) the Defaulting Party’s ceasing to conduct business, declaring insolvency, making of a general assignment for the benefit of its creditors, suffering or permitting the appointment of a receiver or similar officer for its business or assets or availing itself of, or becoming subject to, any proceeding under the United States federal bankruptcy laws or any federal or state statute relating to solvency or the protection of the rights of creditors; provided in each case that such proceeding is not contested in good faith or dismissed within ninety (90) days of the Defaulting Party’s receipt of written notice of same.

     (b) Upon the occurrence of any event of default set forth above by a Defaulting Party which has not been cured within the applicable time period, the other party may, upon further notice or demand and in addition to any other right or remedy available under this Agreement, (i) suspend its performance of this Agreement, in whole or in part, or (ii) terminate this Agreement, in whole or in part as to the specific Subject Product(s) affected by such Default. The non-defaulting party’s exercise of any remedies provided for in this section shall be without prejudice to any other remedies the party may have provided for herein or by law or in equity against the Defaulting Party.

ARTICLE 9.
MISCELLANEOUS

9.1 Entire Agreement. This Agreement, together with a letter agreement of even date hereof constitutes the entire understanding between the parties with respect to the subject matter hereof.

9.2 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be sent by registered or certified mail (return receipt requested and postage prepaid), transmitted by facsimile, or delivered by hand, by messenger or by a recognized overnight delivery service, addressed to each party as follows or at such other addresses or facsimile numbers as may hereafter be furnished in writing by either party to the other party:

*Confidential Treatment Requested

if to LICENSOR:

GLYTECH, INC
89 Bardonia Road
Nanuet, New York 10954
Facsimile: (718) 504-7889

if to LICENSEE:

PRESTWICK PHARMACEUTICALS, INC.
1825 K Street, N.W., Suite 1475
Washington, D.C. 20006
Attention: Kathleen Clarence-Smith, M.D., Ph.D., President
Facsimile: +001 202-296-7450

with a copy to Counsel for LICENSEE:

Mark Van Ausdal, General Counsel
PRESTWICK PHARMACEUTICALS, INC.
1333 Maple Avenue
Evanston, Illinois 60201
Facsimile: +001 847-492-0124

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if sent by registered or certified mail, the earlier of receipt and five (5) business days after dispatch, (ii) if transmitted by facsimile, on the business day of confirmed receipt by the addressee thereof, and (iii) if delivered in person or by overnight courier, on the business day delivered.

9.3 Amendments; Waivers. This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

9.4 Assignment; Successors. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns; provided that this Agreement shall not be assignable by LICENSOR without LICENSEE’s written consent except for the right to receive payments payable herein, and provided that LICENSEE may at its own discretion and without approval by LICENSOR transfer its interest or any part thereof under this Agreement to any Affiliate of LICENSEE or any assignee or purchaser of the portion of its business associated with the manufacture, use and sale of Subject Product, so long as such licensee assumes and agrees to be bound by the provisions of this Agreement.

9.5 Force Majeure. Any delays in or failures of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: acts of God, acts, regulations or laws of any government, strikes, fires, floods, explosions, riots, wars, terrorism, rebellion, and sabotage. Any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

9.6 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without regard to its choice of law principles.

9.7 Alternative Dispute Resolution. If there shall be a dispute between the parties arising out of or in connection with the validity, interpretation, performance, enforcement or arbitrability of this Agreement, other than with respect to Excepted Matters (as defined below), LICENSOR and LICENSEE shall refer the dispute to their respective chief operating officers. If such individuals are unable to resolve the matter within [...***...] after the referral, then either party may submit the dispute for final resolution to an arbitration panel consisting of three (3) arbitrators who have significant legal or business experience in pharmaceutical licensing matters selected as follows: each party shall select one such qualified arbitrator and the two arbitrators so appointed shall select a third such qualified arbitrator. The third arbitrator shall be the presiding arbitrator. In the event either party shall have failed to select an arbitrator as provided above within [...***...] after the other party has selected its arbitrator or the two arbitrators so selected shall fail to agree on a third arbitrator as provided above, such arbitrator shall be selected by the Washington, D.C. Office of the American Arbitration Association as appointing authority.

     (a) The place of arbitration shall be Washington, D.C. if LICENSOR submits the dispute to arbitration, and New York, New York if LICENSEE submits the dispute to arbitration.

     (b) Except as provided in this Agreement, the arbitration procedure set forth in this Section shall be the sole and exclusive means of settling or resolving any dispute referred to in this Section. The arbitration shall be conducted in accordance with the UNCITRAL Arbitration Rules then in effect, as modified herein.

     (c) Within [...***...] after the third (3rd) and presiding arbitrator has been appointed, the parties shall exchange all documents in their respective possession relevant to the issues in dispute. At least [...***...] prior to the first (1st) scheduled hearing date, the parties shall [...***...]. The parties shall use their best efforts to conclude the arbitration hearings within [...***...] following the appointment of the (3rd) and presiding arbitrator. The arbitrators shall issue their decision (including grounds and reasoning) in writing no later than [...***...] following the conclusion of the last arbitration hearing.

     (d) The award of the arbitrators shall be final and binding on the parties and may be presented by any of the parties for enforcement in any court of competent jurisdiction and the parties hereby consent to the jurisdiction of such court solely for purposes of enforcement of this arbitration agreement and any order or award entered therein. In any such enforcement action, irrespective of where it is brought, none of the parties will seek to invalidate or modify the decision of the arbitrators or otherwise to invalidate or circumvent the procedures set forth in this Section as the sole and exclusive means of settling or resolving such dispute.

*Confidential Treatment Requested

     (e) The fees of the arbitrators and the other costs of such arbitration (including without limitation the award of attorneys’ fees to the prevailing party) shall be paid and borne as the arbitrators determine.

     (f) Notwithstanding anything to the contrary in the UNCITRAL rules and procedures or in this Section, either party may, without waiving any remedy under this Agreement, seek from any court of competent jurisdiction any interim or provisional relief, including without limitation orders of injunction, specific performance or other equitable relief that is necessary to protect the rights or property of that party, pending, the arbitrators’ determination of the merits of the dispute.

     (g) The parties covenant to continue the performance under the Agreement in accordance with the terms hereof, pending the resolution of the dispute by their respective chief operating officers or the award of the arbitrators (as the case may be).

     (h) For purposes of this Section, Excepted Matters are defined as (i) all matters with regard to which the auditors or one of the parties has the final decision making authority pursuant to the provisions of this Agreement and (ii) matters related to the validity or enforceability of any of the Subject Patents.

9.8 Severability. If any provisions of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

9.9 Independent Contractors. It is expressly agreed that LICENSOR, on the one hand, and LICENSEE, on the other hand, shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither LICENSOR, on the one hand, nor LICENSEE, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other party to do so. All persons employed by a party shall be employees of such party and not of the other party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such party.

9.10 Counterparts. This Agreement may be executed in two counterparts, each of which shall be enforceable against the party actually executing such counterpart, and both of which together shall constitute one instrument.

9.11 Titles and Subtitles. The titles and subtitles in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.12 Joint and Several Liability. Each of Daniel C. Javitt and Glytech, Inc. shall be jointly and severally liable for LICENSOR’s obligations under the Agreement.

THE PARTIES have duly executed this Agreement on the date first shown above written.

LICENSOR:	LICENSEE:
GLYTECH, INC.	PRESTWICK PHARMACEUTICALS, INC.

By:	By:

Daniel Javitt /s/	Kathleen Clarence-Smith /s/
DANIEL C. JAVITT	KATHLEEN CLARENCE-SMITH, M.D., PHD.

TITLE:	TITLE: Chief Executive Officer

Daniel Javitt /s/
DANIEL C. JAVITT

Schedule 1.12

Subject Compounds

Glycine
D-serine
[...***...]
[...***...]

*Confidential Treatment Requested

Schedule 1.13

Subject Know-how

Subject Know-How

[...***...]

*Confidential Treatment Requested

D-SERINE EFFICACY AS ADD-ON PHARMACOTHERAPY TO RISPERIDONE AND

OLANZAPINE FOR TREATMENT-REFRACTORY SCHIZOPHRENIA

Uriel Heresco-Levy, M.D., 1,2 Daniel C. Javitt, M.D., Ph.D.3 , Richard Ebstein, Ph.D.1,4,

Agnes Vaas, M.D. 1, Pesach Lichtenberg, M.D. 1, Gali Bar, B.A. 1, Marina Ermilov, M.D. 1

1Ezrath Nashim-Herzog Memorial Hospital, Jerusalem, Israel

2Department of Psychiatry, Hadassah Medical School, Hebrew University, Jerusalem, Israel

3Nathan S. Kline Institute for Psychiatric Research, Orangeburg NY and Department of Psychiatry, New York University, New York, New York, USA

4Department of Psychology, Hebrew University, Jerusalem, Israel

Corresponding author:

Uriel Heresco-Levy, M.D.
Ezrath Nashim-Herzog Memorial Hospital
P.O.B. 35300, Jerusalem 91351, Israel
Tel.: 972-2-5316-906
Fax: 972-2-6536-075
E-mail: heresco@md2.huji.ac.il

Funding support:

This study was supported by a grant from the Stanley Medical and Research Institute, Bethesda, MD, USA (Dr. Heresco-Levy).

ABSTRACT

Context: d-serine, a selective full agonist at the glycine site of N-methyl- d-aspartate glutamate receptor, may presently be the compound of choice for counteracting the hypothesized dysfunction of this receptor class in schizophrenia. Studies performed with Taiwanese patients indicate that d-serine may significantly improve main schizophrenia symptom clusters when used as adjuvant to conventional neuroleptics but not to clozapine.

Objectives: To assess the efficacy and safety of d-serine adjuvant treatment for Caucasian schizophrenia patients treated with newer atypical antipsychotics.

Design: Randomized, double-blind, placebo-controlled, 6 week crossover trial.

Setting: University-affiliated inpatient psychiatric service.

Participants: Thirty-six out of thirty-nine enrolled treatment-resistant schizophrenia patients fulfilling DSM-IV diagnostic criteria completed the study.

Intervention: d-serine, 30 mg/kg/day, or identical placebo, randomly assigned.

Main Outcome Measures: Scores on Brief Psychiatric Rating Scale, Positive and Negative Syndrome Scale, Scale for Assessment of Negative Symptoms, Simpson-Angus Scale for Extrapyramidal Symptoms, and Abnormal Involuntary Movement Scale. Side effects, clinical laboratory parameters and amino acid serum levels assessments.

Results: d-serine administration induced increased serine serum levels (p<.001) and resulted in significant (p<.001) improvements in negative, positive, cognitive and depression symptoms as measured by the Positive and Negative Syndrome Scale. For approximately one-third of the sample d-serine treatment resulted in significant >20% reductions in Positive and Negative

Syndrome Scale negative symptom and Brief Psychiatric Rating Scale total scores. d-serine was well tolerated and no significant side effects or detrimental changes in clinical laboratory parameters were noted.

Conclusions: These findings: 1) indicate that risperidone and olanzapine efficacy may be augmented using d-serine adjuvant treatment, 2) confirm d-serine efficacy against main schizophrenia symptom domains, and 3) warrant the assessment of d-serine antipsychotic monotherapy for this illness.

     The pharmacological treatment of schizophrenia remains one of the major challenges of modem medicine. Neuroleptic drugs that act by blocking dopamine D2 receptors have been the mainstay of treatment in this disorder for more than 40 years. Over the past decade, a significant trend in schizophrenia treatment has been the increased use of atypical antipsychotics that target both D2 and serotonin (5-HT)2 receptors. While the use of the prototypical atypical antipsychotic clozapine, despite its advantages for some treatment-refractory patients, is bound to remain limited, mainly due to its mielotoxocity and requirement for continuous blood count monitoring, the newer atypical antipsychotics risperidone and olanzapine are becoming the most widely used medications for schizophrenia treatment, accounting, in the United States alone, for about half of all new prescriptions for antipsychotics.l Nevertheless, similarly to conventional neuroleptics, although effective against psychosis, these drugs are not broadly antischizophrenic in therapeutic action.2 The new generation of antipsychotics may benefit a substantial number of symptoms that are not significantly affected by haloperidol3,4 and are less likely to cause motor side effects, negative symptoms and cognitive impairments (compared to haloperidol in most studies.2 However, their efficacy for primary negative symptoms has not been documented,5 controlled-study evidence for pro-cognitive efficacy, rather than reduced adverse effects is modest,6 and weight gain, diabetic and cardiovascular side effects risk associated with their use may be significant.7,8 Consequently, although the use of atypical antipsychotics represents a major development in the long-term treatment of schizophrenia, for most patients there is a great need for the development of innovative treatment strategies that may offer additional therapeutic benefits.

     In addition to doparinergic neurotransmission, glutamatergic neurotransmission has been implicated in the pathophysiology of schizopIrenia.9-11 Glutamate, aspartate and related excitatory amino acids (EAA) are the primary neurotransmitters mediating fast excitatory neurotransmission in the central nervous system (CNS). One of the recently emerging glutamatergic hypothesis of schizophrenia postulates that dysfunction of neurotransmission mediated by the N-methyl-d-aspartate (NMDA) subtype of glutamate receptors may represent a primary deficit in schizophrenia.10-12 The most compelling link between NMDA receptor function and schizophrenia concerns the ability of phencyclidine (PCP), ketamine and other NMDA receptor antagonists to induce schizophrenia-like symptoms in healthy volunteers13-15 and to exacerbate psychosis in schizophrenia patients.16-18 Moreover, NMDA antagonist-induced psychosis models certain aspects of schizophrenia, such as negative symptoms and cognitive deficits, more closely than the amphetamine/dopamine model of psychosis.12,14 Consequently, during the last decade, potentiation of NMDA receptor-mediated neurotransmission has been explored as a new treatment approach for schizophrenia.

     Since direct acting NMDA agonists, such as glutamate, may be neurotoxic, research has initially focused on assessing the therapeutic potential of glycine (GLY) and d-cycloserine (DCS), which act as full and partial agonists, respectively, at the strychnine-insensitive GLY receptor site of the NMDA receptor complex (reviewed in 19). At this site which is likely not saturated,20 GLY fulfills the role of obligatory coagonist, with activation of both glutamate and GLY sites required for NMDA receptor functioning.21 Clinical studies indicate that both GLY and DCS may significantly improve mainly primary negative symptoms of schizophrenia when used as adjuvants to conventional neuroleptics,22-23 risperidone and olanzapine24-26 but not clozapine.27,28 An additional insight gained from research with these compounds has been the definition of limitations associated with their use. GLY has to be administered in very high dosages in order to efficiently penetrate the blood-brain barrier22 and may affect additional receptor systems, such as inhibitory strychnine-sensitive GLY sites located in the brain stem and spinal cord. DCS, due to its partial agonist characteristics, has a narrow therapeutic window29 possibly leading to non-homogeneous effects across patients, and psychotogenic effects with high dosages. Taken together these findings indicate that GLY and DCS are beneficial for schizophrenia treatment, although they may display differential efficacy when used in conjunction with various types of antipsychotics, and highlight the importance of testing additional potentially more efficacious NMDA-GLY site modulators.

     The characteristics of d-serine (DSR) seem particularly promising in this context. Although only l-amino acids generally play a physiological role in species other than bacteria, the existence of some d-amino acids, such as DSR in higher species, including humans, has been demonstrated.20 Moreover, phylogenetic conservation of d-amino acid oxidase, a flavoprotein that under physiological conditions catalyses the oxidative deamination of only DSR, may have been evolved by nature to regulate levels of this amino acid.30,31 DSR is more potent than GLY in activating the NMDA receptor and does not affect any other known neurotransmitter system. It has been demonstrated that DSR is selectively enriched in forebrain, with immunocytochemical localization in type II astrocytes in gray matter areas rich in the .NMDA receptor (reviewed in 20), suggesting that DSR may be an important physiological ligand for the NMDA-GLY site.30 Supporting the hypo-NMDA hypothesis of schizophrenia, DSR selectively blocks PCP-induced hyperactivity and stereotypy behavior32,33 and low DSR serum levels have been reported in schizophrenia patients as compared to healthy controls.34 From a practical point of view DSR has the additional advantage of being more permeable than GLY at the blood-brain barrier,35 thus requiring a reduced amount per dose.

     Only two DSR adjuvant treatment trials, performed in Taiwanese populations by Tsai et al.36,37, have been reported to date. In a parallel group, 6 weeks, double-blind, placebo-controlled trial, no significant clinical effects were registered when 30 mg/kg/day DSR was added to clozapine for ten treatment-resistant schizophrenia patients.37 In contrast, in a methodologically similar study,36 the addition of the same DSR dose mainly to conventional neuroleptics regimens, in a sample of fourteen deficit syndrome, poorly responding schizophrenia patients, resulted in significant 21%, 17% and 12% mean reductions, respectively, in negative, positive and cognitive symptoms, as measured by the Positive and Negative Syndrome Scale (PANSS).38 The cognitive enhancing effect was supported by improved performance in the Wisconsin Card Sorting Test (WCST). In both studies, DSR was well tolerated and no significant DSR side effects were registered.

     For the present study, we hypothesized that DSR may have beneficial effects also when used in conjunction with newer atypical antipsychotics. Efficacy of DSR as an adjuvant to-second generation antipsychotics other than clozapine, has not yet been evaluated. In addition to guiding clinical practice, this type of investigation may contribute to understanding the mechanism of action of various atypical antipsychotics and their effects upon glutamatergic neurotransmission. An additional aim of the study was to assess DSR efficacy in an ethnic population different than that of Tsai et al.36,37 studies. Consequently, we performed a double-blind, placebo-controlled crossover study in which 30 mg/kg/day DSR was added to the treatment regimen of Caucasian schizophrenia patients receiving risperidone or olanzapine.

METHODS

Patients

This study was performed at Ezrath Nashim-Herzog Memorial Hospital, Jerusalem, Israel between November 2000 until June 2003. The research protocol was approved by the institutional review board and written informed consent was obtained from patients and, whenever available, from their first-degree relatives, after the study had been described to them orally and in writing. Subjects were all inpatients who fulfilled the following inclusion criteria: (1) men and women aged 18 to 70 years; (2) DMS-IV39 diagnosis of schizophrenia, established on the basis of semistructured psychiatric interviews, review of all available medical records, and confirmation by at least 2 board-certified psychiatrists; (3) resistance to treatment with typical neuroleptics established on the basis of at least 3 periods of treatment during the course of illness without satisfactory response, using conventional antipsychotic drugs from at least 2 different classes, in doses equivalent to at least 1000 mg/d of chlorpromazine for at least 8 weeks; and (4) presently treated, for at least 3 months, with a stable, clinically determined, optimal dose of olanzapine or risperidone. Patients who met the criteria of additional DSM-IV diagnoses, had a clinically significant concurrent medical or neurologic illness or a history of kidney disorders, were excluded. Complete medical and neurologic examinations, including laboratory tests, were performed before trial inclusion. A total of 39 patients, 21 treated with risperidone and 18 with olanzapine, fulfilled the inclusion criteria during a 2 year study period and were enrolled in the trial (Table 1).

Study Design

This study employed a random assignment, double-blind, placebo-controlled, crossover design. After a 2-week (weeks -2 to wk. 0) baseline assessment period, subjects were randomly allocated, without blocking identification or other restrictions, to receive, under double-blind conditions, either DSR or placebo for 6 weeks. Patients’ enrollment was performed by hospital-affiliated physicians; allocation sequence and assignments were generated by the principal investigator. DSR or placebo were given in addition to each patient’s regular antipsychotic medication, the dose of which remained fixed throughout the study. Following completion of the first treatment phase (weeks 0-6), patients underwent a 3-week adjuvant (i.e. DSR or placebo) treatment washout period (weeks 6-9), during which they continued to receive their regular antipsychotic medications. After the washout period, they crossed over to the alternate adjuvant treatment for a final 6 weeks treatment phase (weeks 9-15).

     DSR and placebo were administered orally, in identically looking capsules prepared by the hospital pharmacy, following the same dose escalation schedule. Capsules were dispensed into patient coded containers by the non-blind study pharmacist. Clinical and research staff as well as patients and their families were unaware of and could not determine the study drug assignment by appearance or otherwise. Adjuvant treatment was initiated at a 10 mg/kg/day dose and was increased following the first and second week of treatment to 20 mg/kg/day and the fixed 30 mg/kg/day dose, respectively. The range of fixed absolute daily DSR doses was 1.2 to 3.6 g (mean ± SD, 2.12 ± 0.6 g). Daily adjuvant treatment was administered in 3 divided doses.

     Concurrent medications allowed included medications that were clinically required prior to study recruitment to maintain and stabilize clinical status (e.g. anticholinergic medication and benzodiazepines). No change in dose of any psychoactive medication was permitted during the study.

Clinical Assessments

Symptoms and extrapyramidal side effects were rated at weeks -2, 0 and biweekly throughout the two treatment phases, using the PANSS,38 the Brief Psychiatric Rating Scale (BPRS),40 the Simpson-Angus Scale for Extrapyramidal Symptoms (SAS)41 and the Abnormal Involuntary Movement Scale (AIMS).42 In order to ensure continuity and uniformity of assessments, one trained research psychiatrist (M.E.) performed all clinical ratings. According to the research protocol, patients requiring antipsychotic medication changes during the study, as evidenced by side effects and or a PANSS total score increase of >20%, had to be withdrawn from experimental treatment.

Biochemical Measures

All the subjects had been receiving a balanced hospital diet for at least 3 months prior to study entry. Blood samples for assessment of amino acid serine serum levels were obtained at baseline and at the end of study weeks 6 and 15. Blood (5 ml) was drawn before breakfast and first daily medication administration, was immediately centrifuged for 5 minutes at room temperature and 1500 g, and the supernatant was frozen at -80°C until analyzed. Plasma samples were deproteinized with sulfosalicylic acid. Amino acids were determined with an amino acid analyzer (Perkin Elmer Corp., Munich, Germany) using a lithium pH gradient and postcolumn derivation with ninhydrin. Quantification was carried out using a UV detector at 570 nm. Calculations were based on a nor-leucine internal standard. The intra-assay and interassay 11 coefficients of variation were 1.5% and 2%, respectively; the lower limit of detection was 3.5 nmol/ml.

Safety

Since the study was carried out in an in-patient setting, patients were closely monitored and assessed daily for adverse events or clinical deterioration. Biweekly throughout the study systemic side effects of DSR were formally reviewed using the Udvalg for Kliniske Undersogelser (UKU) Side Effects Rating Scale.43 In addition, blood samples were obtained biweekly for assessment of hematologic, blood chemistry, liver and kidney functions values.

Statistical Analysis

Primary outcome analysis consisted of separate repeated measures multivariate analyses of variance (MANOVAs) for positive, negative, cognitive, depression and excited factors of the PANSS;44 total BPRS; and total SANS scores. Study phase (DSR/placebo) and week within treatment phase (weeks 0, 6) were coded as within-subject factors. Significance assessments were based upon the treatment x time interaction term. Effect sizes were based upon the eta-squared statistic. Because 3 subjects withdrew prior to the second study phase, it was not possible to include them in this analysis, which therefore had n=36. A secondary analysis was conducted therefore in which study phase was coded as a between-group factor. For this analysis, data were included from all 38 subjects who completed the placebo phase. In addition a last-observation carried forward (LOCF) approach was used to capture data from one subject who withdrew following week 2 of DSR treatment. In this analysis, therefore, data were available from 38 subjects in the placebo treatment phase, and 37 subjects in the DSR treatment phase. The remaining subjects withdrew before receiving a single rating on study medication, and so could not be included in the analysis.

     Secondary analyses evaluated change during treatment with DSR or placebo, considered independently, and relationships between change scores and potential response predictors, using Students t tests and Pearson product moment correlations (r). All statistic analyses were performed using SPSS for Windows (SPSS Inc., Chicago IL). All cited probability (p) values are 2 tailed, with a preset significance level of 0.05. Values are reported as mean ± SD, followed by 95% confidence intervals (CIs).

RESULTS

Of the 39 patients enrolled in the study, 38 completed placebo treatment and 36 completed DSR treatment. Two patients were withdrawn following completion of the placebo arm, before initiation of DSR treatment due to non-compliance and psychotic exacerbation, respectively, and one patient was withdrawn during the first treatment phase (randomization: DSR) due to non-compliance (Figure 1). Of the 36 patients who completed DSR treatment, 17 were receiving olanzapine and 19 were receiving risperidone. Further, of the 36 patients, 18 had been randomized to receive DSR first and 18, placebo. For all subjects, symptoms were stable for at least 2 weeks prior to study initiation.

PANSS Factor Scores

Repeated measures MANOVAs were performed with treatment week (0,6) and treatment arm (DSR/placebo) as within-group measure, and treatment assignment as a between-group measure. Highly significant, large effect size improvements were observed in SANS total score and in the 13 negative factor score of the PANSS (Table 2). Highly significant effects were observed for the PANSS cognitive and depression factors, and total BPRS score as well.

     Change scores for negative, cognitive and depression symptoms differed significantly between DSR and placebo treatment, beginning at wk 2 and continuing throughout the 6 weeks treatment period. Positive symptom effects showed significant differences only at week 6 (Figure 2). The decline in negative symptoms was highly significant as measured by both the PANSS negative symptom factor, which showed a 16.3 ± 9.1% change (95% CI: 11.3%-19.4%, t=10.8, p<.0001), and the SANS, which showed a 13.3 ± 0.1% change (95% CI: 11.1%-15.7%, t=11.9, p<.0001). In addition, positive symptoms decreased by 13.0 + 14.1% (95% CI: 8.2%-17.7%, t=5.53, p<.001), cognitive symptoms decreased by 11.7 ± 11.8% (95% CI: 7.7%-15.8%, t=5.96, p<.001), and depression symptoms decreased by 14.7 ± 15.6% (95% Cl: 9.4%-20.0%, t=5.65, p<.001). BPRS score decreased by 14.8 ± 10.2% (95%CI: 11.3%-18.2%, t=8.69, p<.0001). In contrast, no significant absolute or percentage changes were found for any measure during treatment with placebo. Percent change scores were not significantly different for subjects who received DSR during the first treatment phase vs. those who received it second.

     In order to evaluate the percentage of patients who could be considered responders, a cutoff threshold of 20% was used for both the negative symptom and BPRS scores. Fourteen (36%) of patients showed a >20% reduction in negative symptoms as measured using the PANSS negative scale, while seven (14%) of patients showed a >20% reduction on the SANS during DSR treatment. In contrast, only 2 (5.1%) of patients showed a >20% reduction in PANSS negative score during placebo treatment, and no patients showed a >20% reduction in SANS score. The difference in response rate was thus highly significant using both PANS S negative (z=3.49, p<.001) and SANS (z=2.84, p=.005) criteria. Fourteen (39%) of patients showed a >20% improvement in total BPRS score during DSR treatment vs. 2 during placebo treatment (z=5.04, p<.0001), suggesting a highly beneficial effect on overall symptoms.

Between-subject (LOCF) Analysis

Because 1 subject dropped out during DSR treatment (first treatment phase) and an additional 2 subjects dropped out following completion of the placebo phase but before starting DSR treatment, it was not possible to include them in the within-subject analysis. In order to include data from these subjects, a between-subject LOCF analysis was applied as well to the data set. This analysis permitted capture of data from 38 subjects during the placebo phase, and 37 during DSR treatment. In the between-group analysis also, highly significant treatment X time effects (all df=1,73) were observed for SANS-rated negative symptoms (F=67.5, p<.0001), PANSS-rated negative symptoms (F=22.2, p<.0001), cognitive symptoms (F=17.8, p<.0001) and depression (F=26.9, p<.0001). A significant main effect was observed for total BPRS score (F=10.5, p=.002). In this analysis, a significant main effect was observed for positive symptoms (F=4.32, p=.04) as well. As in the completers analysis, symptoms either remained unchanged or worsened during placebo treatment.

PANSS Item Ratings

On the individual item level, significant improvements vs. placebo were registered in items belonging to all symptom clusters included in the PANSS 5-factor model (Table 3). Highly significant DSR-induced improvements (p<.001) were registered in items such as blunted affect, emotional withdrawal, passive/apathetic withdrawal, conceptual disorganization and lack of judgment and insight. Significant improvements (p<.05) were also registered in all items belonging to the positive symptoms cluster. The only items for which a significant DSR effect was not noted were hostility, excitement, poor rapport and disorientation. Overall, 26 of the 30

PANSS items showed significant improvement during DSR vs. placebo treatment. In contrast, there was no beneficial placebo treatment effect in any of the PANSS items

Extrapyramidal Symptoms

Significant large effect-size treatment effects were noted for both SAS and AIMS scores, both of which decreased during DSR treatment (Table 2). SAS scores declined by 31.7% ± 33.0% (95% CI: 4.3%-20.6%, t=5.78, df=35, p<.0001) and AIMS scores by 38.7% ± 56.0% (95% CI: 19.8%-57.7%; t=4.42, df=35, p<.0001) during DSR treatment. In contrast, SAS scores remained unchanged during placebo, whereas AIMS scores worsened by 22.2 ± 58.7% (95% CI: 0.9%-56.0%; t=2.26, p=.03). The change in AIMS score presumably reflects rebound from DSR discontinuation, in that it was observed only in the group of subjects who received DSR during the first treatment phase (t=2.15, df=17, p=.046). Patients who received placebo during the first treatment phase showed no significant change in AIMS score (p=0.0, df=17, p=.4). In order to investigate the potential influence of EPS improvement on assessment of negative symptom change during DSR treatment, SAS and AIMS scores were entered as a covariate into a negative symptom by treatment MANCOVA. The reduction in negative symptoms, as measured both by the SANS (F=11.9, df=1,33, p=.002) and the PANSS negative symptom factor (F=-4.86, df=1,33, p=.034), remained significant following covariation for changes in SAS and AIMS scores, indicating that negative symptom improvement could not be accounted for by changes in extrapyramidal symptoms. Furthermore, the improvement in both SANS (F=8.16, df=1,30, p=.008) and PANSS (F=8.58, df-1,30, p=.032)- rated negative symptoms remained significant following covariation for changes in PANSS positive, cognitive and depression factor scores, along with SAS and AIMS scores, indicating that improvement in negative symptoms was not a reflection of changes in primary positive symptoms and/or other symptom clusters.

Side Effects

Out of the 3 (8%) of patients who did not complete the study, only one , who withdrew due to non-compliance, received DSR. The withdrawn patients did not differ significantly from other subjects in terms of demographic and clinical characteristics. Overall, DSR treatment was very well tolerated throughout the study and no significant side effects were registered. For all subjects, all clinical laboratory assessments administered throughout the study, including blood cell count and chemistry, and liver and kidney function parameters, were unaffected by the experimental treatment.

Serum Levels of Amino Acids

DSR treatment led to a significant, more than 2-fold, increase in serum total (combined D- + L-) serine levels (t=11.9, df=35, p<.001) (Table 4). Separate DSR and L-serine levels were not determined. No significant changes were observed in the levels of other amino acids assayed following treatment with either DSR or placebo.

DISCUSSION

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Table 1. Demographic and Clinical Characteristics of the Sample*

	Risperidone-treated	Olanzapine-treated	Total sample
	patients (N=21)	patients (N=18)	(N=39)
Age, y	42.7 ±13.1	47.4 ±14.2	44.9 ±12.5

M/F	15/6	10/8	25/14

Years of schooling	10.6 ±3	12.1 ±4.5	11.2 ±3.3

Age at first symptoms, y	20.7 ±8.3	24.4 ±7.7	22.4 ±7.9

Age at first hospitalization, y	23.3 ±9.1	25.6 ±8.3	24.3 ±8.5

Duration of present hospitalization, y	2 ±3.5	3 ±7.6	2.4 ±5.6

No. of prior hospitalizations	5.2 ±5	6.4 ±5.4	5.8 ±5.2

Cumulative lifetime duration of hospitalization, y	7.1 ±7.6	8.3 ±9.1	7.6 ±8.2

Prestudy PANSS scores†

Positive symptoms	20.9 ±4.7	22.7 ±3.7	22.1 ±4.3

Negative symptoms	29 ±4.7	27.9 ±3.1	28.9 ±4.1

Total	100.7 ±13	103.7 ±8.4	102.9 ±10.9

Daily antipsychotic drug dose, mg/d

Risperidone	3.9 ±1.7

Olanzapine		15.0 ±5.3

*Values are mean ±SD for continuous variables and number of subjects for categorical values.

†PANSS indicates Positive and Negative Syndrome Scale

Table 2. PANSS, BPRS, SAS and AIMS Scores by Treatment and Week*

	Treatment	Week within Treatment Phase
	Assignment	0	2	4	6	F,p †	d ‡
BPRS	d- serine	38.1±7.1	36.8 ±7.1	33.6 ±6.0	32.2 ±5.4	F = 7.9,	.37
	Placebo	36.2±7.8	36.4 ±6.9	35.6 ±6.0	34.2±6.3	p=.008

SANS	d- serine	60.1±9.4	57.3±9.7	52.6±8.3	51.9±8.5	F = 62.5,	1.3
	Placebo	56.8 ±10.2	57.2 ±10.2	56.1 ±9.0	57.8±9.1	p<.0001

PANSS

Negative	d- serine	23.6±3.9	22.8 ±4.0	21.6 ±4.6	20.7 ±3.4	F = 26.5	.86
	Placebo	22.8±3.5	23.1 ±3.1	22.8 ±3.3	22.3±3.2	p<.0001

Positive	d- serine	13.8±2.8	13.6 ±2.5	12.8 ±2.4	12.4±2.6	F = 3.40,	.18
	Placebo	13.2±2.8	13.2 ±3.0	12.9 ±3.1	12.7±2.9	p=.07

Cognitive	d- serine	17.8±2.4	16.9 ±2.3	16.8 ±2.3	16.3±2.7	F = 13.5,	.56
	Placebo	17.2±2.6	17.1 ±2.4	17.4 ±2.4	17.3±2.6	p<.0001

Depression	d- serine	15.2±3.0	14.8 ±2.9	13.6 ±2.6	13.3 ±2.7	F = 27.8,	.88
	Placebo	14.0±2.8	14.3 ±2.7	14.3 ±3.0	14.6±3.0	p<.0001

Excitement	d- serine	11.3±1.6	11.3 ±2.1	10.8 ±2.2	10.3±2.1	F = 1.8,	.10
	Placebo	11.2±2.1	11.2 ±1.9	11 ±2.0	10.7±1.7	p=.2

SAS	d- serine	3.7±1.6	3.3 ±1.2	2.5 ±0.9	2.3±0.9	F = 31.0,	.94
	Placebo	3.4±1.7	3.3 ±1.4	3.2 ±1.4	3.5±1.4	p<.0001

AIMS	d- serine	2.8±1.2	2.9 ±1.5	1.9 ±1.4	1.6±1.4	F = 19.3,	.71
	Placebo	2.4±1.5	2.5 ±1.4	2.5 ±1.2	2.6±1.3	p<.0001

*Data represent mean ± SD from completers only. d-serine data are N=36. Placebo data are N=38. For ANOVA, df=1,73. PANSS indicates Positive and Negative Syndrome Scale, five factor model44; BPRS, Brief Psychiatric Rating Scale; SANS, Schedule for the Assessment of Negative Symptoms; SAS, Simpson-Angus Scale for Extrapyramidal Symptoms; AIMS, Abnormal Involuntary Movement Scale.

Table 3. PANSS Item Reduction During d-serine Treatment by Significance Level*

p<.0001
Blunted affect (N)	Preoccupation (D)
Emotional withdrawal (N)	Anxiety (D)
Poor attention (C)	Stereotyped thinking (O)
Conceptual disorganization (C)	Lack of judgment and insight (O)

p<.001
Passive/apathetic withdrawal (N)
Somatic concern (D)
Disturbance of volition (O)

p<.01
Lack of spontaneity (N)	Tension (E)
Mannerisms and posturing (C)	Poor impulse control (E)
Guilt feelings (D)	Uncooperativeness (O)
Depression (D)	Motor retardation (O)
Unusual thought content (P)

p<.05
Delusions (P)	Difficulty in abstract thinking (C)
Grandiosity (P)	Active social avoidance (N)
Suspiciousness/persecution (P)
Hallucinations (O)

No significant change vs. placebo
Hostility (E)	Poor rapport (N)
Excitement (E)	Disorientation (C)

*PANSS indicates Positive and Negative Syndrome Scale, five-factor model.44 (N) = Negative, (P) = Positive, (C) = Cognitive, (D) = Depression, (E) = Excitement, (O) = Other PANSS item

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Table 4. Serum amino acid levels (nmol/ml)

	Baseline	D-serine	Placebo
Serine	102.0 ± 30.6	226.8 ± 72.8*	103.4 ± 38.7

Glycine	184.6 ± 65.7	177.2 ± 48.5	177.4 ± 60.4

Alanine	397.9 ± 135.8	376.8 ± 81.3	394.9 ± 119.1

Glutamate	200.7 ± 111.5	187.2 ± 107.9	187.2 ± 90.2

Glutamine	241.2 ± 89.6	253.0 ± 109.0	252.7 ± 77.1

Values are mean + SD.

*p<.001

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FIGURE LEGENDS

Figure 1. Profile of subjects’ progress through the phases of the trial.

Figure 2. Effect of d-serine and placebo treatment on factor scores (change scores) of the Positive and Negative Syndrome Scale (PANSS) derived using a 5-factor model44 (n=36). Data are mean + sem. * indicates p<.05, **p<.01, and ***p<.001.

Figure 3. Comparative percent change scores for symptoms following d-serine adjuvant treatment in patients receiving olanzapine (N=17) or risperidone (N=19). Data are mean ± sem. PANSS indicates Positive and Negative Syndrome Scale, five factor model44; BPRS, Brief Psychiatric Rating Scale; SANS, Schedule for the Assessment of Negative Symptoms.

Figure 4. Comparative percent change scores for extrapyramidal side effects following d-serine adjuvant treatment in patients receiving olanzapine (N=17) or risperidone (N=19). Data are mean ± sem. SAS indicates Simpson-Angus Scale for Extrapyramidal Symptoms; AIMS, Abnormal Involuntary Movement Scale.

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Figure 2

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Figure 3

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Figure 4

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Molecular Psychiatry (2004) 9, 984-997. doi:10.1038/sj.mp.4001551
Published online 27 July 2004

November 2004, Volume 9, Number 11, Pages 984-997

Glutamate as a therapeutic target in psychiatric disorders

D C Javitt1

1Program in Cognitive Neuroscience and Schizophrenia, Nathan Kline Institute for Psychiatric Research/New York University School of Medicine, Orangeburg, NY 10962, USA

Correspondence to: Dr DC Javitt, MD, PhD, Program in Cognitive Neuroscience and Schizophrenia, Nathan Kline Institute for Psychiatric Research, 140 Old Orangeburg Road, Orangeburg, NY 10962, USA. E-mail: javitt@nki.rfmh.org

Abstract

Glutamate is the primary excitatory neurotransmitter in the mammalian brain. Glutamatergic neurotransmission may be modulated at multiple levels, only a minority of which are currently being exploited for pharmaceutical development. Ionotropic receptors for glutamate are divided into N-methyl-D-aspartate receptor (NMDAR) and AMPA receptor subtypes. NMDAR have been implicated in the pathophysiology of schizophrenia. The glycine modulatory site of the NMDAR is currently a favored therapeutic target, with several modulatory agents currently undergoing clinical development. Of these, the full agonists glycine and D-serine have both shown to induce significant, large effect size reductions in persistent negative and cognitive symptoms when added to traditional or newer atypical antipsychotics in double-blind, placebo-controlled clinical studies. Glycine (GLYT1) and small neutral amino-acid (SNAT) transporters, which regulate glycine levels, represent additional targets for drug development, and may represent a site of action of clozapine. Brain transporters for D-serine have recently been described. Metabotropic glutamate receptors are positively (Group I) or negatively (Groups II and III) coupled to glutamatergic neurotransmission. Metabotropic modulators are currently under preclinical development for neuropsychiatric conditions, including schizophrenia, depression and anxiety disorders. Other conditions for which glutamate modulators may prove effective include stroke, epilepsy, Alzheimer disease and PTSD.

Keywords

NMDA receptors; glycine; D-serine; amino acid transporters; schizophrenia

Glutamate is the primary excitatory neurotransmitter in the mammalian brain. Approximately 60% of neurons in the brain, including all cortical pyramidal neurons and thalamic relay neurons, utilize glutamate as their primary neurotransmitter.1 As a result, virtually all thalamocortical, corticocortical and corticofugal neurotransmission in the brain is mediated by glutamate. Glutamate is released from presynaptic terminals in response to neuronal depolarization, and is recycled by excitatory amino acid (EAA) transporters located on both neurons and glia.2 Within glia, glutamate is converted to glutamine and released into extracellular fluid from which it is reabsorbed into presynaptic terminals and converted back to glutamate via action of neuronal glutaminase. Up to 2/3 of brain energy metabolism is related to reuptake and recycling of glutamate.3 As such, functional imaging modalities, such as PET and fMRI, indexing activity primarily of brain glutamatergic systems.4

The exchange of glutamine from glia to neurons is accomplished by coordinated actions of two transport systems, systems N and A, both of which are members of sodium-dependent neutral amino acid (SNAT) family of transporters.5 These transport systems also transport precursors for cysteine and glycine, which are precursors to glutathione synthesis.6 As these

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transporters are electrogenic, glutamate transporters may also participate in cellular signaling.7 As with glutamate and GABA transporters, these recycling systems may constitute interesting targets for psychopharmaceutical research.

Glutamate receptor subtypes

Receptors for glutamate are divided into two broad families (Figure 1). Ionotropic receptors are differentiated based upon sensitivity to the synthetic glutamate derivatives N-methyl-D-aspartate (NMDA), AMPA and kainate. Metabotropic receptors, which are G protein coupled and mediate longer-term neuromodulatory effects of glutamate, are divided into groups on the basis of effector coupling and ligand sensitivity.

NMDA receptors

NMDARs are the most complex of the ionotropic receptors and a primary therapeutic target for psychiatric disorders. In addition to the recognition site for glutamate, NMDARs contain neuromodulatory sites for glycine that has especially been a recent target for drug development. The glycine site, like the benzodiazepine site of the GABA receptor, affects channel open time and desensitization rate in the presence of agonist (glutamate), but does not, of itself, induce channel opening. As such, chronic treatment with glycine in rodents has been found not to induce excitotoxicity.8, 9 Well-characterized antagonists have been developed for both the glutamate and glycine recognition sites (Figure 1), permitting detailed physiological investigation. In addition, the NMDAR complex contains regulatory sites that are sensitive to polyamines, Zn2+, protons and redox agents such as glutathione.10

NMDARs are blocked in a voltage sensitive manner by Mg2+, which binds to a site within the NMDA ion channel. As a result, NMDARs are uniquely voltage- as well as ligand (glutamate)-sensitive, which permits them to participate in multiple neurocognitive processes including long-term potentiation,11 nonlinear amplification,12 and coincidence detection.13 The long time constants of NMDAR responses relative to other ionotropic receptors also permit NMDAR to participate in time-dependent processes such as attentional gating or motion detection.14, 15 As small alterations in membrane voltage may produce large effects on NMDA activation and ultimate neuronal output, the NMDA synapse is a site at which convergent neuromodulatory inputs may produce large-scale changes in functional neuronal connectivity.

NMDA subunits

NMDA receptors are composed of multiple subunits including at least one NR1 subunit and one or more modulatory subunits, labeled NR2A-NR2D. NR1 subunits are synthesized to excess in neurons, but are retained in the endoplasmic reticulum until they assemble with NR2 subunits. NR2D subunits are expressed primarily during development and normally decline to low levels in adult brain. In adults, NR2A and NR2B predominate in the forebrain, and NR2C in the cerebellum. NR2B receptors show prolonged channel open times and increased permeability relative to NR2A, facilitating LTP and developmental plasticity. With synaptic experience, the level of NR2B-containing receptors declines and levels of NR2A-containing receptors increases, discouraging further LTP.16, 17

In order to participate in synaptic transmission, NMDAR must dock to the postsynaptic density via protein-protein interactions. The primary docking protein for NMDAR is PSD95, which is part of a larger postsynaptic density complex that regulates NMDA clustering.18, 19 However, NMDAR may also remain unbound in the membrane at extrasynaptic sites, where they are activated only by pathological ‘spill-over’ from the synaptic cleft.20 Given the migration of receptors between synaptic and extrasynaptic pool,21 alterations in NMDAR function may occur in the absence of absolute changes in NMDAR density.

Modulatory sites

Because of the multiple modulatory sites, NMDAR constitute a target-rich environment for drug research. Extensive libraries of channel site (PCP receptor) ligands have been developed, of which dizocilpine (MK-801) is most potent and selective and serves as the benchmark. A key identifying feature of the channel site is its characteristic rank order of potency, with MK-801 showing approximately 10-fold greater potency than PCP, which in turn shows approximately 10-fold greater potency than ketamine.

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Glycine22 and D-serine23, 24 are endogenous ligands for the glycine site of the NMDAR complex. D-Cycloserine, an antituberculosis drug, fortuitously crossreacts with the glycine site. However, it functions as only a partial agonist, producing only 40-60% of the response seen with either glycine or D-serine.25 Attempts to modify glycine or D-serine to produce synthetic glycine-site agonists have, so far, been unsuccessful. Thus, aside from the use of glycine or D-serine, indirect approaches must be taken to activate NMDAR via the glycine site.

Administration of exogenous glycine and/or D-serine potentiates NMDAR-mediated neurotransmission in vivo, suggesting that glycine sites are not saturated under physiological conditions. Nevertheless, glycine sensitivity varies according to NR2 subunit, with NR2A-containing NMDAR showing less sensitivity to glycine than those containing NR2B subunits.26 Because of differential saturation under basal conditions, exogenously administered glycine or D-serine may affect NR2A-containing receptors to a greater extent than those containing NR2B subunits.

Glycine/D-serine modulatory processes

Glycine and D-serine bind to the NMDAR-associated glycine binding site with affinity of approximately 100 nM, yet are present extracellularly at concentrations in the micromolar range27 Thus, transport processes must be present that regulate intrasynaptic amino-acid levels relative to the larger extracellular pool, and ‘protect’ the glycine-binding site from overall brain glycine and D-serine levels.

Glycine is transported in the brain by several transporters, including Type I (GLYT1) and Type II (GLYT2) glycine transporters, and System A-family SNAT transporters.5, 28, 29 GLYT1 and SNAT transporters, both of which are sensitive to inhibition by sarcosine (N-methyl glycine) predominate in the forebrain, whereas GLYT2 transporters are co-localized with strychnine-sensitive inhibitory glycine receptors in the hindbrain.30 As GLYT1 transporters are coupled to only two Na+ ions, as opposed to GLYT2 transporters, which are coupled to three, they maintain relatively, shallow intracellelular to extracellular gradients. As a result, GLYT1 transporters most likely maintain synaptic glycine concentrations in the high nanomolar range. Further, GLYT1 transporters may function in either the forward or reverse direction depending upon astrocytic membrane potential, and may therefore dynamically regulate extracellular glycine levels.31

System A transporters are expressed in both neurons and glia, and transport a range of small neutral amino acids (eg, glutamine, proline, serine) along with glycine. The role of System A transporters in glycine homeostasis is still under evaluation. SNAT2-type System A transporters, for example, mediate amino-acid efflux from the CNS across the blood-brain barrier.32 Blockade of these transporters, therefore, would be expected to increase CNS levels of glycine along with other small neutral amino acids.

D-Serine is synthesized in the brain from glycine via serine racemase,33, 34, 35 and degraded by actions of D-amino acid oxidase (DAAO), which is primarily expressed in the cerebellum with lower expression in the forebrain. DAAO is modulated by the recently described protein G72.36 Mechanisms underlying regulation of synaptic D-serine levels in the brain are poorly understood. Traditional transport systems show limited affinity for D-serine, although selective high-affinity D-serine transporters have recently been described.37, 38 As with glycine transporters, these may represent selective targets for the modulation of brain D-serine levels.

AMPA/kainate receptors

AMPA and kainate receptors mediate the majority of fast glutamatergic in the brain. AMPA receptors are composed of combinations of GluR1-4 subunits, and work heavily in concert with NMDA receptors. Mature AMPA receptors containing the GluR2 subunit are Ca2+ impermeant,39 and thus do not directly trigger LTP. Nevertheless, AMPA receptors provide the primary depolarization necessary to unblock NMDA receptors and to permit calcium entry into the cell. Synergistically, Ca2+ entry through unblocked NMDA receptors triggers AMPA insertion into the postsynaptic density and synaptic strengthening. AMPA receptors, however, are continuously recycled, leading to gradual synaptic weakening. If AMPA density falls below a critical threshold, levels of depolarization are insufficient to unblock NMDA channels, preventing subsequent AMPA activation. Such synapses, despite containing histologically identifiable NMDAR, are functionally silent, and cannot be recovered by electrical stimulation alone.40

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Selective, high-potency AMPA antagonists have been developed, and may be effective in conditions such as stroke or epilepsy, which are characterized by hyperglutamatergia.41 As AMPA receptors densensitize rapidly following stimulation, direct AMPA agonists are unlikely to be therapeutically useful. However, compounds have been developed that potentiate AMPA transmission without binding directly to the agonist binding site.42 Termed AMPAkines, these drugs stimulate memory-dependent processing in animals,14 and are currently under development for treatment of cognitive dysfunction in various neuropsychiatric disorders.

Metabotropic receptor

Metabotropic receptors, which serve to regulate glutamatergic neurotransmission both pre- and post-synaptically, may serve as an alternative molecular target for treatment of schizophrenia. Metabotropic receptors are divided into three groups based upon second messenger coupling and ligand sensitivity. Group I receptors are positively linked to phospholipase C, whereas both group II and III receptors are negatively linked to adenyl cyclase.43 As a result, group I receptors function predominantly to potentiate both presynaptic glutamate release and postsynaptic NMDA neurotransmission,44 with mGLUR5 receptors showing significant colocalization with NMDA receptors in rodents.45 In contrast, group II and III receptors, in general, serve to limit glutamate release, particularly during conditions of glutamate spillover from the synaptic cleft. Thus, group I agonists or positive modulators would be expected to stimulate NMDAR-mediated neurotransmission, and group I antagonists to inhibit it. In contrast, group II/III agonists or positive modulators would be expected to inhibit presynaptic glutamate release. As extrasynaptic levels of glutamate are low under physiological conditions, group II/III antagonists would have minimal effects.

PCP/NMDA models of schizophrenia

Schizophrenia is currently the best established of the potential therapeutic targets for glutamate. Symptoms of schizophrenia are divided into three main clusters: positive, negative and cognitive. Negative and cognitive symptoms, in particular, respond poorly to current treatments approaches and are primary predictors of poor functional and therapeutic outcome in schizophrenia.

Psychotomimetic effects of NMDAR antagonists: The strongest line of evidence linking schizophrenia to EAA dysfunction is the finding that several psychotomimetic agents, known collectively as ‘dissociative anesthetics,’ induce their unique behavioral effects by blocking the NMDAR-associated ionophore.46 This finding has led, over recent years, to multiple theoretical formulations focusing on either NMDAR47, 48, 49 or glutamergic50, 51 dysfunction in the etiology of schizophrenia.

The most widely recognized NMDAR antagonists, phencyclidine (PCP) and ketamine, have been extensively characterized in both animal models and challenge studies with normal volunteers. Several other PCP-like agents, however, have been developed over the past several decades either as ‘designer drugs’ (eg, TCP) or by the mainstream pharmaceutical industry (eg, dizocilpine, MK-801). The potency with which these agents bind to the NMDA-associated PCP receptor and block NMDA channels correlates closely with their ability to induce behavioral change in rodents, cognitive disruption in monkeys and psychotomimetic effects in humans. Although NMDA ligands such as PCP and ketamine may crossreact at high dose with multiple receptors (eg, D2 and 5-HT2 receptors52), the rank order of these interactions corresponds poorly to the rank order for producing psychotomimetic effects, limiting the usefulness of such observations.

Cognitive and neurochemical effects of NMDA blockade

The ability of NMDAR antagonists, including both PCP and ketamine, to induce symptoms closely resembling those of schizophrenia was first documented over four decades ago.53, 54, 55, 56 More recent studies have confirmed and extended these findings with more modern neurocognitive measures. For example, learning and memory are among the most selectively affected processes in schizophrenia,57, 58 consistent with the critical role played by NMDAR in hippocampal LTP.59 Similarly, PCP60 and ketamine61 induce a pattern of thought disorder and sensory dysfunction62 that is statistically indistinguishable from that of schizophrenia.

Individuals with schizophrenia show greater sensitivity than normal individuals to psychotomimetic effects of both PCP63 and ketamine,64, 65, 66 suggesting that these compounds affect a system that is already vulnerable in schizophrenia. Even among

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nonschizophrenic individuals, reduced NMDAR activity, as reflected in measures such as decreased amplitude of mismatch negativity (MMN), predicts sensitivity to psychosis during ketamine challenge.67

Animal models

In rodents, NMDAR antagonists induce a range of acute effects, including locomotor hyperactivity, prepulse inhibition (PPI) deficits, prolongation of latent inhibition (LI), and disruption of working memory, many of which are highly reminiscent of symptom of schizophrenia. In primates, NMDAR antagonists also produce working memory68, 69 and PPI70, 71, 72 deficits, supporting the relevance of glutamate receptors as therapeutic targets in schizophrenia.

Despite the similarity of effect especially between animal find, care must be taken in use of these models for predicting therapeutic response in schizophrenia. Schizophrenia is a chronic disorder that develops gradually over time, with negative symptoms and cognitive dysfunction developing early and positive symptoms emerging gradually as the prodrome progresses. Thus, acute treatment models at most can be viewed as reproducing the early symptoms of schizophrenia. In humans, acute treatment with ketamine induces high levels of anxiety that are not typically seen in established schizophrenia, but fails to reproduce the hallucinatory behavior that emerges over time during the schizophrenia prodrome73, 74

As an alternative to acute treatment models, neurodevelopmental and chronic treatment models may provide a more appropriate vehicle for drug development. Prolonged NMDAR blockade can be induced by repeated or continuous administration of NMDAR antagonists in rodents75, 76 or primates.77, 78 As compared with acute treatment in humans, chronic treatment in monkeys leads to appearance of hallucinatory-like behavior,77 suggesting that dysregulation of relevant brain systems may emerge gradually over time.

Over recent years, more ecological models of schizophrenia have been reproduced by manipulation of NMDAR expression. Initial studies were performed with NR1-knockdown mice, which showed hyperactivity and social withdrawal.79 Similar effects have been observed more recently with knockouts affecting the mouse NR1 subunit (equivalent to rat NR2A),80 and mutations affecting only the glycine/D-serine binding site.81 Both mutants show persistent hyperactivity and stereotypic behaviors that are resistant to reversal with either antipsychotics or benzodiazepines, indicating that dysfunction of the glycine-site itself is sufficient to cause schizophrenia-like behavioral abnormalities. In contrast to knockdown mice, NR1 overexpressing mice show increased learning ability,82 as do mice with partial GLYT1 receptor knockouts,83 emphasizing the potential importance of NMDAR dysfunction to cognitive impairments in schizophrenia.

A final approach has been the use of persistent NMDAR antagonist treatment, followed by withdrawal. Studies with such models have shown persistent alterations in cognitive performance and dopamine turnover in frontal lobe.84, 85 A caution regarding such models, however, is that psychotomimetic effects of PCP or ketamine rarely persist for more than 1-2 weeks following discontinuation of abuse,63 even though repeated abuse may lead to persistent neurocognitive deficits.86, 87 High doses of NMDAR antagonists, including PCP, ketamine and MK-801, lead to well-described neurotoxic effects, particularly in frontal and cingulate brain regions.88 Thus, use of NMDAR antagonist treatment/withdrawal models may selectively model drug-induced neurodegeneration, without specifically modeling schizophrenia.

Alternative glutamatergic models

Glutamatergic hyperactivity: Following acute treatment, NMDAR antagonists stimulate prefrontal glutamate release,89, 90 which may independently induce schizophrenia-like impairment in cognitive performance.89 Support for a role of glutamatergic excess comes from animal studies in which ketamine-induced glutamate release and deficits in working memory performance were reduced by treatment with a metabotropic group II agonist.91 Similarly, the antiepileptic lamotrigine reverses psychosis and cognitive dysfunction when co-administered with ketamine.92 Prefrontal glutamate levels are also increased by chronic stress93 and ketamine-induced behavioral alterations are blocked by AMPA/kainate antagonists as well as lamotrigine89 leaving unresolved the specificity of this finding to schizophrenia.

Excitotoxicity/apoptosis: Another alternative glutamate theory of schizophrenia is based upon the observation that NMDAR antagonists, including PCP, ketamine and MK-801 induce neurodegeneration of pyramidal neurons following acute or chronic administration.47, 94 In this model, often termed the NRH model, it is proposed that symptoms of schizophrenia do not reflect acute NMDA blockade, but rather NMDA-induced apoptotic changes in susceptible brain regions, particularly

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frontocingulate areas.47 Many treatments are known to prevent NMDA-antagonist induced neurotoxicity, including clonidine, guanabenz, benzodiazepines, and LSD.47, 95 Few of these treatments, however, reverse the acute psychotomimetic effects of NMDAR antagonists or ameliorate persistent symptoms of schizophrenia. It is, therefore, unlikely that ongoing NMDAR-induced apoptosis contributes directly to psychotic symptoms, although persistent NMDAR hypoactivity may contribute to the gradual cognitive decline seen in some individuals with schizophrenia.

Therapeutic targets based on glutamate models of schizophrenia

NMDAR glycine-site agonists

To date, the strongest clinical data validating glutamatergic approaches for schizophrenia come from studies with NMDAR glycine-site agonists, which function as positive allosteric modulators of the NMDAR complex. Studies have been conducted with three separate agents: glycine and D-serine, which function as full agonists, and D-cycloserine, which functions as a partial agonist. Glycine has been found to be effective at a dose of 30-60 g/day (0.4-0.8 g/kg/day); D-serine, at a dose of 2.1 g/day (0.03 g/kg/day) and D-cycloserine at a dose of 50 mg/day. With both glycine and D-serine, effectiveness of higher doses has not been explored so that maximal benefit obtainable from glycine-site stimulation is unknown. With D-cycloserine, doses in excess of 100 mg cause symptom exacerbation due to emergent NMDAR antagonist effects, producing a narrow therapeutic window.96

Results of clinical trials conducted with NMDAR agonists have been consistent across studies (Table 1). All studies have demonstrated large effect-size (0.9-2.1 SD units) improvement in negative and cognitive symptoms when these agents are added to typical antipsychotics, or newer atypicals. Percentage improvement in negative symptoms range from 16 to 39% (weighted mean 30%) for trials in the range of 6-12 weeks. Whether greater reduction occurs during longer-term treatment, or whether tolerance develops, is currently unknown. The level of cognitive and positive symptom improvement, across studies, is roughly 15%. In some, but not all, studies degree of negative symptoms improvement correlated significantly with baseline glycine levels, suggesting that patients with lowest pretreatment levels respond best to NMDAR agonist treatment.

In contrast to effects in combinations with typical or newer atypical antipsychotics, glycine site agonists may be ineffective when combined with clozapine. In double-blind, placebo-controlled studies in which glycine97 or D-serine98 have been added to clozapine, no significant beneficial response has been observed, while D-cycloserine is reported to lead to worsening of symptoms when used in combination with clozapine.99 D-Cycloserine functions as a glycine site agonist in the presence of high glycine concentrations, and as an antagonist in the presence of high concentrations.25 A parsimonious explanation for the D-cycloserine induced worsening of symptoms, therefore, is that clozapine may already increase synaptic glycine levels through as yet unknown mechanisms. Recently, clozapine has recently been shown to block glycine and glutamine transport mediated by SNAT2-like synaptosomal transporters, providing a potential mechanism for both the differential therapeutic effects of clozapine and the differential effects of NMDAR modulators in the presence of clozapine vs other antipsychotics.29 This finding may also account for the reported ability of clozapine to increase serum glutamate levels,100 and downregulate central glutamate transport.101, 102

Glycine transport inhibitors

Both glycine and D-serine appear to be effective when used in treatment resistant schizophrenia. However, both must be given at gram-level doses in order to significantly elevate CNS levels. An alternative approach to increasing CNS levels is use of glycine transport inhibitors (GTIs), which raise synaptic glycine levels by preventing its removal from the synaptic cleft. Use of GTIs to augment NMDA functioning is analogous to use of selective serotonin reuptake inhibitors (SSRIs) to raise synaptic serotonin levels in depression.

Initial studies were performed using the relatively nonselective glycine transport antagonist, glycyldodecylamide (GDA). This drug was shown to inhibit glycine transport in cortical103 or hippocampal104 synaptosomes, and inhibit amphetamine-induced dopamine release105 and PCP-induced hyperactivity in rodents.106, 107, 108 More recent studies have been performed with selective, high-affinity GTIs such as N[3-(4’-fluorophenyl)-3-(4’-phenylphenoxy)propyl]sarcosine (NFPS)109 or Org 24598.110

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As with GDA, high affinity GTIs have been found to reverse PCP-induced hyperactivity111 and dopaminergic hyperreactivity112 in rodents, and to potentiate hippocampal LTP113 and NMDAR-dependent responses in prefrontal cortical neurons.114 GTIs also reverse PPI abnormalities in DBA/2J mice113 and rats with neonatal hippocampal lesions,115 supporting a potential role of GTIs in treatment of schizophrenia.

To date, only a single clinical trial using GTIs in schizophrenia has been conducted. In that study, sarcosine (N-methyl glycine) induced a highly significant, approximately 15% reduction in negative symptoms, along with significant reduction in positive and cognitive symptoms and total PANSS score,116 strongly supporting the potential therapeutic utility of GTIs in schizophrenia.

Other ionotropic targets

As AMPAR function in concert with NMDAR, they have been proposed as alternative therapeutic targets in schizophrenia. In animal studies, AMPAkines act synergistically with antipsychotics to reverse amphetamine-induced hyperactivity.117 To date, a single clinical study has been performed with the AMPAkine CX-516 added to clozapine. In this study, significant improvements in memory and attention were observed despite lack of symptomatic improvement.118 CX-516 has also been studied as monotherapy, with no clear beneficial effects.119 Although downregulation of AMPA receptors is less with AMPAkines than with direct agonists, there is some concern that downregulation may nonetheless occur and may limit long-term treatment strategies.120

Lamotrigine, an antiepileptic that reduces presynaptic glutamate release, has also been proposed as a potential adjunctive medication in schizophrenia.121, 122 In humans, lamotrigine prevented acute psychotomimetic effects of ketamine, with greater effects on positive than negative symptoms.121 Improvements in positive and general symptoms have been reported as well in small-scale studies of lamotrigine in clozapine-treated patients with persistent clinical symptoms.123, 124 If confirmed, these results would suggest a greater potential role of glutamatergic hyperactivity in persistent positive symptoms of schizophrenia, and of NMDAR underactivity in persistent negative symptoms.

Metabotropic receptors

Metabotropic modulators are currently in an early stage of development for treatment of schizophrenia. Studies attempting to validate metabotropic receptors as therapeutic targets in schizophrenia have been based on two alternative conceptualizations of the disorder. Group I receptors potentiate presynaptic glutamate release and NMDAR-mediated neurotransmission. Therapeutic effectiveness of group I agonists is therefore predicted based upon models which postulate low NMDAR receptor activity and/or glutamate levels as being pathophysiological in schizophrenia. In contrast, Group II/III agonists inhibit glutamate release. Use of these agents follows models, which postulate that glutamatergic hyperactivity may be pathophysiological.

Group I receptors: Group I includes both mGLUR1 and mGLUR5 receptors, both of which stimulate NMDAR via differential second messenger cascades.125, 126 Preclinical studies have evaluated the ability of Group I antagonists to induce schizophrenia-like behavioral effects, and Group I agonists to reverse effects of amphetamine, PCP and other psychotomimetics. The most widely used mGluR5 antagonist, 2-methyl-6-(phenylethynyl)pyridine (MPEP), does not affect locomotor activity or PPI by itself but potentiates PCP-induced increases in locomotor activity and disruption of PPI.127, 128 Similar effects have been observed with the more recently develop compound 3-[(2-Methyl-1,3-thiazol-4-yl)ethynyl]-pyridine (MTEP).129, 130 Finally, mGluR1131 and mGluR5128 knockout mice show disruptions of PPI, which respond poorly to known treatments for schizophrenia,132 supporting a potential role of Group I receptors as therapeutic targets in schizophrenia. Group I antagonists also produce anxiolytic-like effects in several animal models of anxiety, suggesting that they may be independent targets for the treatment of anxiety disorders.133

Studies with Group I agonists have also been supportive of potential therapeutic effectiveness, but are more limited. For example, the mGluR5 agonist 2-chloro-5-hydroxyphenylglycine (CHPG) has been found to reverse PPI-disruptive effects of amphetamine in rodents.128 Similarly, both nonselective and Group I selective agonists inhibit PCP-induced dopamine release in rodent prefrontal cortex.134 An issue in the use of direct agonists is rapid receptor desensitization, preventing chronic use. An alternative approach is the use of positive allosteric modulators, which, do not bind directly to the agonist-binding site.

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Positive modulators, in general, have proven to be lipophilic and centrally acting, making them attractive as potential pharmacological agents.135

Despite some encouraging results with Group I agonists in animal models, clinical data remain lacking. Further, group I receptors have a markedly different cellular distribution in primates than rodents.136, 137 Thus, primate studies and eventual clinical trials will be needed to validate this target for treatment of neuropsychiatric disorders.

Group II metabotropic agonists: Group II and III metabotropic receptors are negatively linked to glutamate release, and may limit endogenous release under conditions of glutamate excess. Use of Group II/III agonists in schizophrenia is therefore based upon the hypothesis that increased glutamate levels may be pathophysiological. Several high-affinity agonists have been developed over recent years, including (-)-2-oxa-4-aminobicyclo[3.1.0.]hexane-4,6-dicarboxylate (LY-379268) and the related compound LY-354740, permitting characterization of effects of Group II agonists in both preclinical and clinical studies.138

An initial study with LY-379268 demonstrated its ability to block PCP-induced increases in prefrontal glutamate, along with PCP-induced impairments in working memory, suggesting a role of glutamatergic hyperactivity in at least some forms of prefrontal dysfunction.90, 91 Similarly, LY3279268 has been shown by a variety of groups to inhibit PCP-induced hyperactivity during both acute139, 140 and repeated141 administration, and reverse PCP-induced behaviors in monoamine depleted mice.142 Finally, these drugs reverse ketamine-induced stimulation of ventral hippocampal norepinephrine release, which may also be linked to prefrontal hyperglutamatergia.143

In contrast to its effects on glutamate, group II agonists do not inhibit,90 and may enhance,134 NMDAR antagonist effects on PFC DA release, suggesting a dissociation in the regulation of prefrontal glutamate and dopamine systems. Group II agonists also do not reverse PCP-induced behavioral sensitization,141 PCP- or apomorphine-induced disruption of PPI,144 or MK-801-induced disruption in delayed alternation.144

Based upon the effect of group II agonists on prefrontal glutamatergic hyperactivity, it has been proposed that these agents may be therapeutically beneficial in treating persistent cognitive deficits in schizophrenia.91, 138 At present, however, the degree to which psychotomimetic effects of PCP are related to alterations in glutamatergic vs dopaminergic neurotransmission is not known. Clinical trials of mGluR2 agonists may thus help clarify pathophysiological mechanisms in schizophrenia. To date, no significant beneficial effects of LY-354740 or other group II agonists have been reported.

Group II receptors, like Group I receptors, may desensitize during chronic treatment. As with Group I receptors, therefore, positive allosteric modulators may ultimately prove more useful than direct agonists.90, 135, 145 Group III metabotropic receptors are less studied than groups I or II. Nevertheless, group III agonists, like group II agonists, may induce antianxiety and antidepressant effects, and may also represent an appropriate therapeutic target.146

Nonpsychotic disorders

Although glutamate receptors have been studied most intensively in relationship to psychotic disorders, both ionotropic and metabotropic receptors may also represent appropriate targets for other neuropsychiatric disorders. Stimulation of glutamatergic systems may be beneficial in disorders associated with primary memory disturbances, whereas inhibition may be beneficial in disorders associated with neurodegeneration. Effects of glutamatergic agents have been studies most intensively with regard to Alzheimers disease (AD), anxiety, depression and PTSD.

Alzheimer disease

Alzheimer disease (AD), like schizophrenia, shows widespread neuronal changes, indicating involvement of cortical glutamatergic systems. In Alzheimers disease, NMDAR antagonists have been used to attempt to slow excitotoxic neurodegeneration. In particular, memantine, a weak NMDAR channel blocker, has shown safety and efficacy in slowing decline in moderate to advanced AD.147 The tolerability of memantine relative to other channel blockers (eg, PCP, MK-801) appears to be due to its low affinity, fast unblocking kinetics and limited liability for trapping within closed channels.148

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In contrast to stroke or hypoxia where excitotoxicity is due to excessive phasic glutamate release, excitotoxicity in AD has been proposed to result from tonic glutamatergic overactivation, possibly due to loss of normal voltage-dependent Mg2+ blockade of NMDAR. Memantine, which functions analogously to Mg2+ in producing voltage-dependent NMDAR blockade, may thus take over the physiological role of Mg2+.149 Glutamatergic hyperactivity may be of particular relevance to AD due to a specific role of a beta-amyloid in the regulation of astrocytic glutamate clearance mechanisms.150, 151 To the extent that this process underlies neurodegeneration in other disorders, memantine may prove effective as well.

Based upon effectiveness of memantine, other glutamate-reducing treatments have also been proposed for treatment of AD. These include Group I metabotropic antagonists, which would be predicted to reduce NMDAR activation,152 and group II/III agonists, which are reported to prevent neurodegeneration in a variety of clinical models.138 To date, however, clinical data are lacking.

As deficits in learning and memory are central to AD, NMDAR and AMPAR agonists would be predicted to have immediate symptomatic benefit, although potentially at the expense of increased neurodegeneration. The most widely studied compound to date has been D-cycloserine. A large-scale double-blind, placebo controlled trial of 5, 15 and 50 mg/day D-cycloserine for treatment of AD failed to show overall significant benefit,153 although some effect on implicit memory was observed.154

Since then, conflicting results with higher doses have been reported, with one study failing to find efficacy in a dose-escalation study,155 but another study finding efficacy of a fixed dose of 100 mg/day D-cycloserine on cognitive functioning.156 Limited effectiveness of NMDAR glycine-site agonists may related to the reported loss of glycine binding sites in AD,157 although studies with full glycine-site agonists appear warranted. AMPAkines are also under active investigation for treatment of AD, with SBIR-funded clinical trials scheduled for completion in the second quarter of 2003.158

Anxiety

At present, the primary treatments for anxiety3/4benzodiazepines and barbiturates3/4function by increasing inhibitory, GABAergic neurotransmission. On the simplest level, a similar neurochemical effect could be achieved by reducing excitatory glutamatergic neurotransmission. Inhibitors of presynaptic glutamate release, AMPA receptor antagonists, or group II or III metabotropic agonists could in theory, achieve such an effect. More specific data implicating glutamate in anxiety disorders comes from findings that both stress93 and acute treatment with NMDAR antagonists89, 91 increase prefrontal glutamate levels in rodents. Although most studies emphasize the psychotomimetic effects of acute NMDAR treatment in humans, anxiogenic effects are equally pronounced,73, 74 and, as opposed to psychotomimetic and cognitive effects, can be reversed by treatment with lorazepam.159

Lamotrigine has proven effective in treatment of agitation in rapid cycling bipolar disorder,160 but no data are yet available relating to treatment of primary anxiety disorders with either lamotrigine or AMPA antagonists.133 In contrast, preclinical anxiolytic effects have been reported for both group I antagonists and group II metabotropic agonists.133 Further, the group II agonist LY-354740 was recently shown to be effective in reducing fear-of-shock induced startle potentiation and subjective anxiety in normal volunteers, although it was ineffective in potentiating darkness-induced startle augmentation.161, 162 This agent also produces anxiolytic-like effects in rodents supporting the concept that such agents may serve as novel anxiolytics.162 To the extent that group II agonists ultimately prove more effective as anxiolytics than antipsychotics,163 it would suggest that preclinical glutamatergic hyperactivity may be more relevant to anxiety disorders than psychosis.

Depression

As opposed to schizophrenia where NMDAR agonists may prove effective, some data suggest a therapeutic role for NMDAR antagonists in depression. The original observations date back to the early 1960s, with the observation that tuberculosis patients treated with D-cycloserine at NMDAR antagonist doses showed clinical improvement.164 At the time, interactions of D-cycloserine with NMDAR had not yet been described, and the observation with D-cycloserine was ignored in favor of monoamine oxidase inhibitors. Since then, other noncompetitive and competitive NMDAR antagonists were also shown to have antidepressant like effects in animal models, although clinical utility of these agents is limited by psychotogenic potential in humans.165

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Most recently, lamotrigine has proven effective in treatment of persistent depression in bipolar disorder,160 and single doses of ketamine have been reported to produce antidepressant effects persisting for over 72 h following infusion in unipolar depressed patients.166, 167 Preclinical antidepressant-like effects have also been reported for group I metabotropic antagonists, which would be expected to inhibit NMDAR-mediated neurotransmission,168 as well as for group II162 and group III169 metabotropic agonists.

At present, mechanisms underlying potential antidepressant effects of glutamate antagonists remain unclear. One observation is that these agents induce downregulation of -adrenergic receptors, an effect common to other antidepressant treatments.165 Depression is also associated with disturbances in hippocampal LTP170, 171 and neurogenesis,172, 173 which might be affected either by NMDAR blockade or subsequent rebound. The finding that antidepressant effects of ketamine do not begin until after clearance of ketamine from serum and cessation of its psychotomimetic effects in particular support a rebound hypothesis, and correspond to preclinical studies showing increased neurogenesis 2-7 days following acute NMDAR antagonist treatment in rodents.174 In preclinical studies, chronic MK-801 treatment prevents both neurochemical and behavioral consequences of antidepressant treatment,175, 176 leaving unresolved the ideal role of NMDAR antagonist treatment in the management of persistent depression.

PTSD

A final condition for which glutamate receptors might serve as therapeutic targets is PTSD. In PTSD, pathological associations are learned under conditions of extreme stress, and must subsequently be unlearned. Stress induced reductions in hippocampal plasticity and neurogenesis may also contribute to difficulties in memory unlearning

NMDAR play a highly selective role in reversal learning. In animals, NMDAR antagonists produce deficits in reversal learning at doses that do not inhibit learning of primary tasks.177, 178 Further, low dose D-cycloserine stimulates reversal learning in septally179 and hippocampally180 lesioned rats.

In one pilot study, treatment with D-cycloserine (50 mg/day) significantly reduced PTSD symptoms and improved cognitive performance as measured by WCST.181 However, similar behavioral effects were observed in the placebo group, necessitating larger scale studies with both partial and full NMDAR agonists. Further, preclinical studies would suggest that ideal use of these compounds would be in combination with other forms of desensitization treatment.

Summary

Whereas the role of acetylcholine in neurotransmission was discovered in the 1920s, and that of monoamines was discovered in the 1950s, glutamate was not shown definitively to serve as a neurotransmitter in the mammalian nervous system until the 1970s, and glutamate receptors were not differentiated until the early 1980s. It is not surprising therefore that therapeutic drug development for glutamatergic neurotransmitters is substantially behind that for other systems. To date, pharmaceutical company activity has been geared primarily to the creation of direct agonists and antagonists of the various ionotropic and metabotropic receptors. More nuanced treatment, however, may be possible with agents that serve as modulators, rather than direct agonists or antagonists of the various receptors. Further, as with monoamine and acetylcholine systems, synthetic and degratory enzymes, and especially neurotransmitter reuptake sites, may prove highly effective targets for psychotherapeutic development.

In the case of NMDAR, the glycine regulatory site is a target of active drug development, with glycine site agonists such as glycine, D-serine and D-cycloserine currently under development as treatments for persistent negative symptoms of schizophrenia. High-affinity antagonists for GLYT1-type glycine transporters have also been developed and shown to be systemically active. More recently described D-serine and small neutral amino-acid (SNAT) transporters may serve as additional targets. Further, distinctive clinical effects of clozapine may result from its inhibition of SNAT2-like amino-acid transport. Memantine, a low-affinity NMDAR channel blocker, appears to slow neurodegeneration in Alzheimers disease, potentially by blocking neurotoxic effects of tonically elevated synaptic glutamate concentrations.

In the case of AMPA receptors, positive allosteric modulators (AMPAkines) have been developed and are undergoing clinical development for cognitive dysfunction in schizophrenia along with other neurocognitive disorders. Direct agonists,

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antagonists, and allosteric modulators have been developed for group I and group II metabotropic receptors, and are undergoing clinical development for both schizophrenia and anxiety disorders. Other diseases that may respond to glutamatergic or antiglutamatergic treatments include depression, where rebound from NMDAR blockade may trigger therapeutic neurogenesis, and PTSD, where positive NMDAR modulators may prove therapeutically effective especially in combination with behavioral therapy.

At present, many of the key compounds required for both preclinical and clinical testing in this area remain proprietary. As these compounds become more generally available, it is expected that progress in development of glutamatergic therapies will continue to accelerate.

Acknowledgements

Preparation of this manuscript was supported in part by USPHS Grants K02 MH01439, R01 DA03383, and R37 MH49334, and by a Clinical Scientist Award in Translational Research from the Burroughs Wellcome Fund.

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Figures

Figure 1 Schematic diagram of NMDA receptor complex3/4NMDA=N-methyl-D-aspartate; Gly=glycine; PCP=phencyclidine; AP5=2-amino-5-phosphonovaleric acid; 7-CK=7-chlorokynurenic acid.

Tables

Table 1 Summary of clinical findings with the full N-methyl-D-aspartate receptor glycine-site agonists glycine (GLY) and D-serine (DSER) and the partial agonist D-cycloserine (DCS) in combination with typical, atypical or mixed antipsychotics in schizophrenia

Received 5 January 2004; revised 10 May 2004; accepted 20 May 2004; published online 27 July 2004

November 2004, Volume 9, Number 11, Pages 984-997

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Daniel C. Javitt and Glytech, Inc.
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LICENSEE will grant LICENSOR the right to [...***...] for use in LICENSOR’s research activities; provided that LICENSEE’s consent shall be required as to any [...***...], such consent not to be unreasonably withheld. No royalty or other compensation shall be due from LICENSOR with respect to any such grant.

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Solely with respect to sales in the United States for (A) the five year period following the execution of this letter agreement or until (B) the sale of the first Subject Product by LICENSEE or its Sub-Licensee, distributor or agent as a FDA-approved pharmaceutical agent, whichever of (A) or (B) comes last, and with respect to sales in any country of the Territory other than the United States until LICENSEE or its Sub-Licensee, distributor, or agent sells the first Subject Product in compliance with applicable laws in that country, (“Pre-approval Period”), LICENSOR reserves the right to make, have made, use, sell and offer for sale, import and export glycine (without regard, for purposes of this letter agreement, to whether glycine’s non-pharmaceutical uses are related to treatment of any disease or medical condition) in the Territory, but solely for non-pharmaceutical uses under FDA regulations (administered by the Center for Food Safety and Applied Nutrition) and similar regulations of other applicable health authorities elsewhere. This right shall apply as long as LICENSOR complies with all applicable laws and regulations, and shall continue for the period described above provided that, such right shall cease if LICENSEE reasonably determines, and so notifies LICENSOR, that such marketing presents any material risk to the development or commercialization of any Subject Product under the license agreement of even date (the “License Agreement”) between the parties to this letter agreement. LICENSEE shall provide LICENSOR with reasonable notice of termination of this right.

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Kathleen Clarence-Smith /s/
KATHLEEN CLARENCE-SMITH, M.D., PH.D.
TITLE: Chief Executive Officer

LICENSOR:
GLYTECH, INC.

By:

Daniel C. Javitt /s/
DANIEL C. JAVITT
TITLE:

Daniel C. Javitt /s/
DANIEL C. JAVITT

*Confidential Treatment Requested